UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Raytheon Company

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April 27, 2016

Dear Raytheon Shareholder,

I am pleased to invite you to attend Raytheon’s 2016 Annual Meeting of Shareholders on Thursday, May 26, 2016. The meeting will be held at 11:00 a.m. Eastern Time at Westfields Marriott Washington Dulles, 14750 Conference Center Drive, Chantilly, Virginia 20151. For your convenience, we are pleased to offer a live webcast (audio only) of the meeting at www.raytheon.com/ir.

As reflected in this proxy statement, Raytheon continues to demonstrate its commitment to sound governance practices. Under the Board’s oversight, the Company continues to take meaningful measures to engage with our shareholders and promote Board accountability and transparency. As discussed in more detail in this proxy statement, these measures include the recent adoption of a proxy access by-law, expansion of our website disclosure regarding political expenditures and lobbying activities, and enhancement of executive compensation and other disclosures, as well as significant Board refreshment over the past several years, with two new directors added in 2015.

I look forward to sharing information with you about Raytheon at the Annual Meeting. Whether or not you plan to attend, I encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting.

Thank you.

Sincerely,

THOMAS A. KENNEDY Chairman and Chief Executive Officer

RAYTHEON COMPANY

870 Winter Street, Waltham, Massachusetts 02451

PROXY STATEMENT FOR 2016 ANNUAL MEETING OF SHAREHOLDERS

PROXY SUMMARY

The Board of Directors of Raytheon Company is soliciting your proxy for the 2016 Annual Meeting of Shareholders. This section summarizes certain information contained elsewhere in this proxy statement. The proxy statement contains all of the information that you should consider and we encourage you to read it in its entirety. This Proxy Summary provides an overview of the following:

•	Annual Meeting logistics, the matters to be voted upon, and the Board’s recommendation on each matter

•	Governance Highlights

•	Executive Compensation

Annual Meeting of Shareholders

Time:	11:00 a.m. Eastern Time

Date:	Thursday, May 26, 2016

Place:	Westfields Marriott Washington Dulles, 14750 Conference Center Drive, Chantilly, Virginia 20151

Record Date:	Shareholders of record at the close of business on Tuesday, April 5, 2016 are entitled to notice of and to vote at the meeting.

Proxy Voting:	You can vote your shares by completing and returning the proxy card or voting instruction form sent to you. Most shareholders can also vote their shares over the Internet or by telephone. Please check your proxy card or the information forwarded by your broker, bank, trust or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.

Meeting Agenda and Voting Matters

Proposal		Board’s Voting Recommendation	Page Reference (for more detail)

No. 1	Election of ten directors nominated by the Company’s Board.	FOR (each nominee)	pp. 17 – 22

No. 2	Advisory vote to approve named executive officer compensation.	FOR	pp. 56

No. 3	Ratification of the independent auditors.	FOR	pp. 58

No. 4	Amendment to the Company’s By-Laws to designate the Delaware Court of Chancery as the exclusive forum for certain legal actions.	FOR	pp. 59

No. 5	Shareholder proposal on share repurchase preference policy.	AGAINST	pp. 60 – 61

No. 6	Shareholder proposal regarding proxy access by-law.	AGAINST	pp. 62 – 64

i

Governance Highlights

Major elements of our governance profile are enumerated below and discussed in greater detail in this proxy statement.

Recent Developments:

•	Adoption of Proxy Access By-Law (3% ownership/3 year holding period/cap of 20% of Board, not less than two)
•	Significant expansion of website disclosure on Company political expenditures and lobbying activities
•	Board refreshment with two new directors added in 2015 (with a total of six added and four retired in the last five years)

Independence

•       All directors are independent other than the Chairman and CEO

•       Independent directors meet in executive session at the end of Board and committee meetings

•       Rigorous compensation consultant independence policy

Independent Lead Director	• Fully independent and empowered Lead Director with broadly defined leadership authority and responsibilities
Accountability

•       Annual election of all directors and majority voting in uncontested elections

•       Annual shareholder advisory vote to approve named executive officer compensation

•       Annual Board evaluation of CEO performance led by the Management Development and Compensation Committee (MDCC)

•       Restatement Clawback Policy

•       No ‘poison pill’

•       Periodic Board review of the Company’s ethics program

Alignment with Shareholder Interests

•       Pay-for-performance executive compensation program

•       Contemporary stock ownership and retention guidelines for directors and officers

•       Prohibition on director and officer hedging and derivative transactions

Shareholder Access

•       Multiple channels to communicate with the Board and the Audit Committee

•       Active Company outreach and engagement with shareholders throughout the year

•       Shareholders may include nominees in the Company’s Annual Meeting proxy materials (Proxy Access)

•       Shareholders authorized to call special meetings of shareholders

•       Shareholders authorized to take actions by written consent

Board Practices

•       Robust annual Board and committee self-evaluation process, including a mid-year review and independent director discussions in executive session

•       Mandatory director retirement at age 74

•       Periodic MDCC and full Board review of executive succession planning

•       Balanced and diverse Board composition

•       Regular refreshment of the Board, with the addition of six directors and departure of four directors in the last five years

•       Limits on outside public company board service

Risk Oversight

•       Regular Board oversight of the Company’s risk management generally, including its enterprise risk management process

•       Certain risks overseen by each Board committee based on the committee’s role and responsibilities, including, by way of example, review by the Audit Committee of risks related to financial reporting, internal audit, auditor independence and related legal areas, by the MDCC of compensation program related risks, and by the Public Affairs Committee of areas of regulatory compliance, social responsibility and environmental matters

Transparency

•       Clear and understandable disclosure regarding the Company’s executive compensation program and governance, as well as detailed and accurate financial reporting

•       Robust voluntary website disclosure regarding Company political expenditures and lobbying activities

•       Annual Corporate Responsibility Report highlighting the Company’s values, culture and commitment to corporate responsibility, including governance, sustainability, ethics and business conduct, safety and wellness, and community support

Executive Compensation

2015 Named Executive Officers (NEOs). For 2015, our NEOs were:

•	Thomas A. Kennedy, Chairman and Chief Executive Officer;

•	Anthony F. O’Brien, Vice President and Chief Financial Officer;

•	David C. Wajsgras, Vice President, and President of our Intelligence, Information and Services (IIS) business;

•	Frank R. Jimenez, Vice President, General Counsel and Corporate Secretary;

•	Richard R. Yuse, Vice President, and President of our Space and Airborne Systems (SAS) business; and

•	Taylor W. Lawrence, Vice President, and President of our Missiles Systems (MS) business.

Mr. Wajsgras served as CFO prior to Mr. O’Brien’s appointment as CFO in March 2015.

Our Compensation Objectives. Our executive compensation program reflects a commitment to:

•	Retain and attract highly-qualified executives;

•	Motivate our executives to achieve our overall business objectives;

•	Reward performance; and

•	Align our executives’ interests with those of our shareholders.

How We Determine and Assess Executive Compensation. The MDCC oversees, approves and assesses the effectiveness of our compensation program in relation to our compensation philosophy and the market. In setting our executive compensation program and practices, the MDCC considers input from its independent compensation consultant, Pearl Meyer & Partners, shareholders and management. The MDCC also considers other factors including market data, risk considerations, executives’ experience levels and macroeconomic and organizational considerations.

Elements of Our Compensation Program. Our program consists primarily of the following total direct compensation elements:

•	Base salary;

•	Annual cash incentive awards (Results-Based Incentive, or RBI, awards); and

•	Long-term equity incentive awards consisting of performance-based restricted stock units (under our Long-Term Performance Plan, or LTPP) and time-based restricted stock/restricted stock units (Restricted Stock).

The executive compensation program is rounded out with certain perquisites and other executive benefits.

The table below illustrates how each element of the program addresses our compensation objectives:

Retain & Attract Talent		Pay for Company Performance

✓ Base Salary ✓ RBI ✓ LTPP	✓ Restricted Stock ✓ Perks & Other Benefits	✓ RBI	✓ LTPP
Pay for Individual Performance		Align with Shareholder Interests

✓ RBI		✓ LTPP	✓ Restricted Stock

Under our program, a significant portion of our executives’ compensation is at risk, and that risk increases with each executive’s level of responsibility. We also balance the short- and long-term focus of our executives and align their interests with those of our shareholders by ensuring that a significant portion of their compensation is equity-based and subject to stock price performance. See pages iv and 29 for a discussion of our total direct compensation mix. In addition, to reinforce this direct link with shareholders’ interests, we require our executive officers to own and retain a meaningful amount of our stock. See page 37 for a discussion of our Stock Ownership and Retention Guidelines.

2015 Total Direct Compensation Mix. Of the three primary categories of total direct compensation, our executive compensation is heavily weighted towards the variable, performance-based elements, and towards the long-term and equity-based elements, as illustrated by the tables below, which set forth the percentage of total target compensation corresponding to each compensation element’s target levels and the total direct compensation opportunities for 2015.

Total Direct Compensation Opportunity – CEO(1)
Fixed 11% (Base Salary)	Variable 89% (RBI + Long-Term Incentive Value(2))
Short-Term 32% (Base Salary + RBI)	Long-Term 68% (Long-Term Incentive Value(2))
Cash 32% (Base Salary + RBI)	Equity-Based 68% (Long-Term Incentive Value(2))

(1)	Total direct compensation opportunity does not include perquisites and other benefits.
(2)	Long-Term Incentive Value consists of LTPP and Restricted Stock.

Total Direct Compensation Opportunity – Other NEOs(1)
Fixed 20% (Base Salary)	Variable 80% (RBI + Long-Term Incentive Value(2))
Short-Term 39% (Base Salary + RBI)	Long-Term 61% (Long-Term Incentive Value(2))
Cash 39% (Base Salary + RBI)	Equity-Based 61% (Long-Term Incentive Value(2))

(1)	Average allocation for the NEOs other than the CEO. Total direct compensation opportunity does not include perquisites and other benefits.
(2)	Long-Term Incentive Value consists of LTPP and Restricted Stock. Restricted Stock excludes a one-time Restricted Stock award to Mr. Jimenez in 2015. See “Summary Compensation Table” on page 40 for more information.

2015 Company Performance. In 2015, we returned to growth and delivered strong operating performance. The Company achieved:

•    Strong bookings of $25.2 billion, up from $24.1 billion the prior year;

•    A book-to-bill ratio of 1.09 for the year;

•    Full-year net sales of $23.2 billion, up 2% from the prior year;

•    Full-year diluted earnings per share from continuing operations of $6.75;

•    Solid operating cash flow from continuing operations of $2.3 billion for the year, after a $200 million pretax discretionary pension plan contribution; and

•    Continued strong growth in the Company’s international business, which increased by 9% over the prior year and represented 31% of our total annual sales.

We focused on topline growth in 2015 while continuing to maintain our strong operating margins. Our bookings and revenue performance in 2015 was driven by strong global demand for the Company’s innovative products and services. We also successfully executed on our strategy to extend our significant cyber capabilities into the commercial markets by creating Forcepoint, a new commercial cybersecurity joint venture company, formed by acquiring Websense from Vista Equity Partners, combining it with Raytheon Cyber Products and selling a minority interest in the combined company to Vista Equity Partners. In addition, we continued our focus on operational performance and enhancing our competitiveness through program execution, cost reduction efforts and efficiencies, while also continuing to make investments to develop discriminating technologies and differentiated capabilities. Our performance drove significant shareholder value in 2015, with total shareholder return for 2015 of 17.54%, considerably outperforming the S&P 500.

2015 RBI and LTPP Results. The following table illustrates the results of our 2015 RBI and 2013-2015 LTPP programs, which closely tie each individual executive’s compensation with the Company’s performance. See pages 30 to 35 for a discussion of these plans.

Compensation Element	Performance Metrics/Weightings	Results Achieved
2015 RBI	Bookings (20%); net sales (30%); free cash flow (FCF) (20%); and operating income from continuing operations (30%).	We exceeded our pre-established 2015 targets on all RBI metrics, resulting in an overall funding level of 112.4% of target.

2013-2015 LTPP	Average return on invested capital (ROIC) (50%); cumulative FCF (CFCF) (25%); and total shareholder return (TSR) (25%).	We exceeded our pre-established three-year targets on all LTPP metrics, resulting in a payout equal to 179.2% of target.

2015 Total Direct Compensation. Our 2015 executive compensation program successfully met our pay-for-performance objectives. In addition, our executives’ compensation reflects market competitiveness as discussed in more detail beginning on page 28. The table below summarizes the 2013-2015 compensation provided to our NEOs and reflects the view of the MDCC with respect to their annual compensation decisions for those executives during those years. The table differs from the Summary Compensation Table required by the Securities and Exchange Commission (SEC), which appears on page 40, and is not a substitute for that table.

TOTAL DIRECT COMPENSATION(1)

	Year(2)	Salary	Annual Cash Incentive	Long-Term Equity Incentives
NEO			RBI(3)	Restricted Stock(4)	LTPP(5)	Total
Thomas A. Kennedy	2015	$1,196,467	$3,046,500	$3,400,004	$4,500,016	$12,142,987
	2014	1,057,698	2,500,000	2,999,961	4,000,034	10,557,693
	2013	644,017	1,200,000	1,999,970	1,250,020	5,094,007

Anthony F. O’Brien	2015	$485,686	$608,400	$800,033	$1,000,027	$2,894,146

David C. Wajsgras	2015	$952,887	$1,114,400	$1,300,040	$1,250,034	$4,617,361
	2014	929,694	1,100,000	1,549,968	1,300,032	4,879,694
	2013	901,434	1,100,000	1,200,023	1,300,013	4,501,470

Frank R. Jimenez	2015	$627,706	$764,300	$800,033	$1,000,027	$3,192,066

Richard R. Yuse	2015	$747,763	$887,100	$1,300,040	$1,250,034	$4,184,937
	2014	678,268	800,000	1,600,006	1,250,016	4,328,290
	2013	631,138	700,000	1,200,023	1,250,020	3,781,181

Taylor W. Lawrence	2015	$693,474	$810,900	$1,300,040	$1,250,034	$4,054,448

(1) This table reflects the elements of total direct compensation under our program and excludes (a) amounts based on the change in the actuarial present value of the executives’ accumulated pension benefits and (b) the value of perquisites and personal benefits (as defined by the SEC), the amount of tax-gross ups, the amount of Raytheon contributions to qualified and nonqualified defined contribution plans, and the value of insurance premiums paid by Raytheon, which are required to be included in the Summary Compensation Table on page 40. While the MDCC considers pension benefits, perquisites and other executive benefits in the context of its assessment of the overall competitiveness of the Company’s compensation, it generally focuses on total direct compensation and the elements thereof in making compensation decisions. In addition, the amounts set forth under the Restricted Stock and LTPP Award columns in the above table represent the full intrinsic values of such awards on the date the Board or MDCC made the formal determination for such grant (e.g., target number of shares times the closing price of our common stock on the determination date), since that is the basis upon which the MDCC considers these awards in proposing, recommending and approving annual compensation. In contrast, the Stock Awards column in the Summary Compensation Table represents the grant date fair value of such awards for financial statement reporting purposes, which differs from the intrinsic value of the LTPP awards. These awards are discussed in more detail under “Long-Term Equity Incentives – LTPP and Restricted Stock – LTPP” beginning on page 33. In addition, this table excludes the value of a one-time cash payment and restricted stock award granted by the Company to Mr. Jimenez in consideration of his forfeiture, at the time he joined Raytheon, of a cash bonus from his prior employer relating to 2014 and equity awards from his prior employer. See “Summary Compensation Table” on page 40 for more information.

(2) This table sets forth compensation information for each of the NEOs for the fiscal years ended December 31, 2015, 2014 and 2013, other than Messrs. O’Brien and Jimenez, who became NEOs in 2015 and Mr. Lawrence, who was not an NEO in 2013 or 2014.

(3) Annual RBI cash award. RBI awards are discussed under “Annual Cash Incentives – RBI” beginning on page 30.

(4) Restricted stock/restricted stock unit awards. Restricted Stock is discussed under “Long-Term Equity Incentives – LTPP and Restricted Stock – Restricted Stock Awards” on page 35.

(5) LTPP award. LTPP awards are discussed under “Long-Term Equity Incentives – LTPP and Restricted Stock – LTPP” beginning on page 33.

Say on Pay. Since 2011, our shareholders have voted, on an advisory basis, on our executive compensation. We have consistently received strong shareholder support, as illustrated below:

Annual Meeting	2015	2014	2013	2012	2011
Votes Cast “FOR” Say on Pay Vote	96.5%	95.1%	96.1%	94.2%	93.3%

v

RAYTHEON COMPANY

870 Winter Street, Waltham, Massachusetts 02451

PROXY STATEMENT FOR 2016 ANNUAL MEETING OF SHAREHOLDERS

CORPORATE GOVERNANCE

The Board of Directors is committed to being a leader in corporate governance. The Board believes that good governance enhances shareholder value and goes beyond simply complying with applicable requirements. It means an integrated and collaborative approach to governance promoting integrity, accountability, transparency and the highest ethical standards. To that end, the Board has adopted a number of policies, processes and practices to ensure effective governance. Our key governance documents are available on our website at www.raytheon.com under the heading “Investor Relations/Corporate Governance.” Major elements of our governance profile are enumerated on page ii and discussed in greater detail in this section.

Governance Principles

Our Governance Principles provide a framework for oversight of the Company’s governance and address a number of the topics enumerated above. The Governance Principles are available on our website at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Governance Principles” and are also available in print to any shareholder who requests them by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, Massachusetts 02451 or by emailing invest@raytheon.com.

Director Nomination Process and Availability of Proxy Access for Shareholder Director Nominations

Under our By-Laws, nominations for director may be made only by the Board or a Board committee, or by a shareholder or shareholders entitled to vote who comply with the relevant provisions in our By-Laws. All director nominations should be made in accordance with the provisions set forth in our By-Laws, which are published on our website at www.raytheon.com under the heading “Investor Relations/Corporate Governance.” You also may obtain a copy of our By-Laws by writing to the Corporate Secretary at the address set forth above.

Shareholder Nominations via Proxy Access By-Law (Section 2.11). On March 23, 2016, the Board amended the Company’s By-Laws, setting forth conditions under which shareholders may include nominees in the Company’s Annual Meeting proxy materials (“proxy access by-law”). This proxy access by-law represents the culmination of consideration by the Governance and Nominating Committee and the full Board over time and the detailed feedback elicited by the Company through its annual outreach process outside of proxy season from representatives of institutional shareholders owning approximately 40% of the Company’s stock. Key elements of the proxy access by-law are as follows:

•	Available to shareholders who have beneficially owned 3% or more of the Company’s outstanding stock continuously for at least three years;
•	Loaned stock is counted as owned, provided that the eligible nominating shareholder has the power to recall such loaned shares on no more than five business days’ notice, such shareholder recalls the loaned shares within five business days of being notified that its nominee will be included in the Company’s proxy materials for the relevant Annual Meeting, and such shareholder holds the recalled shares through the Annual Meeting;
•	Nominating shareholders are not required to continue to hold their Company shares for any period after the Annual Meeting for which nominees are to be voted upon;
•	The 3% ownership threshold can be satisfied by no more than 20 shareholders, with multiple funds under common management and investment control, and a group of investment companies (as defined in the Investment Company Act of 1940), treated as a single shareholder;
•	A cap on the number of nominees equal to the greater of 20% (rounded down) of all directors or 2 (“20% or 2”);
•	The cap on the number of proxy access nominees is not reduced by the number of previous proxy access nominees elected and re-nominated by the Board;
•	However, the cap on the number of proxy access nominees is reduced by the number of other nominees nominated by shareholders under the Company’s standard advance notice by-law;
•	No disqualification of a proxy access nominee based on the nominee receiving third-party compensation, but the specifics of any such compensation must be disclosed;
•	A proxy access nominee is barred from re-nomination for two years if such nominee was included in the proxy materials and failed to receive support of at least 25% of the shares voting;
•	Notice from eligible shareholders of nominees, subject to the provisions of the proxy access by-law, must be received by the Company no earlier than the 150th day, and no later than the 120th day, prior to the first anniversary of the date that the prior year’s Annual Meeting proxy statement was first sent to shareholders.

Shareholder Nominations other than via Proxy Access By-Law. Shareholders may also nominate persons for election to the Board at an annual or special meeting of shareholders in accordance with the standard advance notice provisions (By-Law Section 2.7). For our 2017 Annual Meeting of Shareholders, we must receive this notice between January 26, 2017 and February 25, 2017. However, in no event are we obligated to include any such nomination in our proxy materials.

Shareholder Recommendations for Consideration by the Board’s Governance and Nominating Committee. Shareholders wishing to propose a director candidate for consideration by the Governance and Nominating Committee may do so by sending the candidate’s name, biographical information and qualifications to the Committee Chair, in care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. The Committee reviews each candidate’s qualifications in accordance with the director qualification criteria contained in our Governance Principles and determines whether the candidate should be nominated for election to the Board.

Director Candidate Consideration and Board Refreshment

The Governance and Nominating Committee’s Consideration Process. The Committee’s frame of reference for considering director candidates is set forth in the Board Selection section of the Governance Principles, which identifies diversity of experience, expertise and business judgment as key objectives. The Governance Principles also provide that the Committee, in consultation with the Board, will be guided by a number of other criteria, including that each director candidate should be chosen without regard to gender, race, religion, age, sexual orientation or national origin. The Committee seeks to have a balanced, engaged and collegial board whose members possess the skills and background necessary to ensure that shareholder value is maximized in a manner consistent with all legal requirements and the highest ethical standards. The Committee utilizes a matrix that reflects the key attributes, skills and experience possessed by Board members and identifies areas where the composition of the Board might best be complemented. From time to time, the Committee may engage a third party for a fee to assist it in identifying potential director candidates.

Board Refreshment. Informed by the Governance and Nominating Committee, the Board has, on an ongoing basis, assessed its profile in terms of attributes, skills and experience and sought to enhance the Board’s capabilities in a complex and evolving business environment. In 2015, the Board added two new directors who are candidates for election at the 2016 Annual Meeting, Letitia Long, former Director of the National Geospatial-Intelligence Agency, and Robert Beauchamp, Chairman, President and CEO of BMC Software, Inc. During the last five years, a total of six directors have joined the Board, while four have retired.

Majority Voting for Directors

Our By-Laws contain a majority of votes cast standard for uncontested elections of directors. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard is a plurality of votes cast.

Our Governance Principles also provide that any incumbent director in an uncontested election who fails to receive the requisite majority of votes cast “for” his or her election will tender his or her resignation to the Governance and Nominating Committee. The Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the director’s resignation. The Board will act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of results. The director whose resignation is under consideration will abstain from participating in both the Governance and Nominating Committee’s recommendation and the Board’s decision with respect to the resignation. If a resignation is not accepted by the Board, the director may continue to serve.

Board Independence

The Governance Principles include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria are consistent with the New York Stock Exchange (NYSE) listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with Raytheon. A director will not be considered independent if he or she is a current partner or employee of an internal or external auditor of Raytheon, or if his or her immediate family member is a current partner of an internal or external auditor of Raytheon, or if he or she, or an immediate family member, has been within the last three years:

•	an executive officer of Raytheon;

•	a partner or employee of an internal or external auditor of Raytheon who personally worked on a Raytheon audit;

•	an executive officer of a public company that has an executive officer of Raytheon on its compensation committee;

•	a paid advisor or consultant to Raytheon receiving in excess of $120,000 per year in direct compensation from Raytheon (other than fees for service as a director); or

•	an employee (or in the case of an immediate family member, an executive officer) of a company that does business with Raytheon and the annual payments to or from Raytheon exceeded the greater of $1 million or 2% of the other company’s annual gross revenues.

A director will also not be considered independent if, in the prior year, he or she, or an immediate family member, was an executive officer of a tax-exempt entity that received contributions from Raytheon exceeding the greater of $1 million or 2% of the entity’s gross revenues.

The Board has considered the independence of its members in light of its independence criteria, and has reviewed Raytheon’s relationships with organizations with which our directors are affiliated. In this regard, the Board considered the following relationships:

•	Subsidiaries of Tyco International, where Mr. Oliver serves as CEO, provide products and services to Raytheon in the ordinary course of business including fire protection and security system equipment and services;

•	State Street Global Markets, LLC (SSGM), a subsidiary of State Street Corporation, where Ms. Atkinson serves as Executive Vice President and Treasurer, provides purely transactional processing services to Raytheon pension plans in the ordinary operation of the plans; and

•	BMC Software, Inc. (BMC), where Mr. Beauchamp serves as Chairman, President and CEO, provides software and related services to Raytheon in the ordinary course of business.

In all three cases, the amounts paid to Tyco International, SSGM and BMC were well below the relevant thresholds referenced above. Based on the foregoing, the Board concluded that neither Mr. Oliver, Ms. Atkinson, nor Mr. Beauchamp directly or indirectly has a material interest in the respective transactions with Tyco International, SSGM and BMC.

The Board also has determined that Mses. Atkinson and Long, and Messrs. Beauchamp, Cartwright, Clark, Hadley, Oliver, Ruettgers, Skates and Spivey, do not directly or indirectly have a material relationship with the Company, nor do they directly or indirectly have a material interest in any transaction involving the Company, and each of them satisfies the independence criteria set forth in the Governance Principles and the NYSE standards.

Board Leadership Structure and the Role of the Lead Director

The Board believes that while no single leadership model is universally or permanently appropriate, the most effective leadership structure for the Company at this time is one with a combined Chairman and CEO, coupled with an independent Lead Director. A combined Chairman and CEO structure promotes a cohesive vision and strategy for the Company and strong execution ability. The Company has found that this structure is particularly advantageous for our international business with foreign government customers who value unified leadership and a single ultimate executive decision maker.

The Board has created the Lead Director role as an integral part of a Board leadership structure that promotes strong, independent oversight of Raytheon’s management and affairs. The Lead Director must be independent as determined by the Board in accordance with the criteria included in our Governance Principles which are summarized above. The Lead Director’s duties include working with the Chairman to develop and approve Board agendas and meeting schedules, advising the Chairman as to the quality, quantity and timeliness of the information sent to the Board by management, developing agendas for and chairing executive sessions of the Board (in which the non-management directors meet without management), acting as a liaison between the independent directors and the Chairman and CEO, and performing such other duties as the Board may determine from time to time. The designation of a Lead Director is not intended to inhibit communication among the directors or between any of them and the Chairman and CEO. Annually, the Board reviews the role and function of the Lead Director. In March 2016, the Board, upon the recommendation of the Governance and Nominating Committee, amended the Governance Principles to provide additional clarity on the term of the Lead Director and promote refreshment of such role. The amendment establishes that the Lead Director will serve an initial two-year term, and may serve up to three additional one-year terms as determined by the Board.

Succession Planning

The Board’s Management Development and Compensation Committee (MDCC) and the full Board periodically review succession planning for the Chairman and CEO and other senior leadership positions. These reviews include consideration and assessment of key leadership talent throughout the Company, and roles in which external candidates may need to be considered. The Board’s carefully considered planning is evident in the process by which Thomas Kennedy was ultimately elected as Chairman and CEO. Mr. Kennedy, with over a 32-year career with the Company, previously served in a series of positions of increasing responsibility, including President of the Company’s Integrated Defense Systems business, Executive Vice President and Chief Operating Officer, and CEO.

Board and Committee Evaluation Process

The Governance and Nominating Committee leads an annual performance evaluation process of the Board and each Board committee. As part of the process, each director completes a Board self-evaluation questionnaire and a separate questionnaire for each committee on which the director serves. Before distribution to directors each year, the forms of questionnaires for the Board and each committee are reviewed by the Governance and Nominating Committee and revised as necessary or appropriate. Each committee also reviews its own form of questionnaire. The form of questionnaire for each committee is tailored to that committee’s specific role and responsibilities and any applicable legal or regulatory obligations. The self-evaluation questionnaires not only request ratings, but are designed to solicit detailed comments for improving Board and committee governance processes and effectiveness.

Self-evaluation questionnaire results are compiled and summarized by the Office of the Corporate Secretary. The summaries include each specific director comment without attribution. The Board self-evaluation summary is provided to each director, while the self-evaluation summary for each committee is provided to all directors serving on that committee, as well as to the Lead Director and the Chairman. As part of the self-evaluation process, directors are able to discuss concerns, including those related to individual performance, separately with the Lead Director. Committee self-evaluation results are discussed by each committee in executive session, while evaluation results for the full Board are discussed among all of the directors, also in executive session. Each committee and the Board identify opportunities for improvement and other areas of focus and implement plans to address them. At mid-year, each committee and the full Board once again convene in executive session to review progress with respect to the identified opportunities and areas.

The Board views self-evaluation of Board and committee performance as an integral part of its commitment to continuous improvement and achieving high levels of performance. A number of the changes to the Governance Principles, committee charters and Board governance practices in general have resulted from the self-evaluation process. Additionally, the Governance and Nominating Committee periodically reviews the process and ways in which it can be enhanced.

The Board’s Role in Risk Oversight

The Board oversees various risks potentially affecting the Company, both directly and indirectly, through its committees. The Company has in place an enterprise risk management (ERM) process that, among other things, is designed to identify risks across the Company with input from each business unit and function. Under the ERM process, various business risks are identified, assessed and prioritized. The top risks to the Company, and any mitigation plans associated with those risks, are reported to the Board. The ERM process is reviewed with the Board from time to time and is the subject of periodic review by the Audit Committee of the Board. The Company also manages risk through numerous controls and processes embedded in its operations. Such controls and processes also are reviewed from time to time with the Board and/or the relevant Board committees as noted below.

Risk considerations also are raised in the context of a range of matters that are reported by management to the Board or one of the Board’s committees for review. For example, elements of risk are discussed by the full Board in presentations concerning annual operating plans, merger and acquisition opportunities, market environment updates, international business activities and other strategic discussions. The full Board also regularly reviews cybersecurity risks, including from the vantage point of the Company’s systems and operations, third parties with whom it does business, such as suppliers and subcontractors, and the Company’s products and services to customers. Elements of risk related to financial reporting, internal audit, auditor independence and related areas of law and regulation are reviewed by the Audit Committee. Elements of risk related to various aspects of U.S. and international regulatory compliance, social responsibility, environmental matters and export/import controls are reviewed by the Public Affairs Committee. Elements of risk related to compensation policies and practices and talent management are reviewed by the MDCC, as further discussed below. Elements of risk applicable to classified business are reviewed by the Special Activities Committee. Elements of risk related to governance issues are reviewed by the Governance and Nominating Committee.

Risk Assessment of Overall Compensation Program

The MDCC has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the Company. The MDCC considered the incentive award elements of the Company’s compensation program and the features of the program that are designed to mitigate compensation-related risk, such as those described on page 27 under the caption “Management of Compensation-Related Risk.” While risk is inherent in numerous aspects of our business operations, our compensation program does not unduly affect these inherent business risks. The MDCC concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Communication with the Board

Interested parties may communicate with our Board through our Lead Director in writing, care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. Interested parties also may contact the Lead Director electronically by submitting comments on our website at www.raytheon.com in the section entitled, “Contact the Board,” under the heading “Investor Relations/Corporate Governance/Contact the Company.” Communications will be referred to the Lead Director and tracked by the Office of the General Counsel.

Anyone who has a concern regarding our accounting, internal controls over financial reporting or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee by writing to Raytheon Audit Committee, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. Interested parties may also contact the Audit Committee electronically by submitting comments on our website at www.raytheon.com in the section entitled, “Contact the Audit Committee Regarding Accounting, Internal Controls or Auditing Matters,” under the heading, “Investor Relations/Corporate Governance/Contact the Company.” Communications will be referred to the Audit Committee and will be tracked and investigated in the ordinary course by our Ethics Office with the assistance of the Office of the General Counsel unless otherwise instructed by the Audit Committee.

Service on Other Boards

Our Governance Principles limit the number of public company boards (including Raytheon) on which a director may serve to five, or three in the case of a director who currently serves as a CEO of a public company. This latter limitation applies to the Company’s CEO. The Governance Principles provide that a director who is considering joining the board of another public company must notify the Chairman of the Board and the Chair of the Governance and Nominating Committee regarding the proposed board service and shall not accept the position until advised by the Chairman of the Board that service on the other board would not conflict with a Raytheon policy or service on the Raytheon Board. Additionally, in 2015 the Company established a new policy applicable to all officers and employees requiring advance notification, review and written approval before an employee may join the board of another business entity, to ensure that such service is not contrary to the interests of the Company.

Director Education

Our director education program consists of visits to Raytheon facilities, education regarding our Code of Conduct, and other policies and practices relevant to our business and operations. Periodically, we provide updates on relevant topics of interest to the Board. We also encourage directors to attend director education programs sponsored by various educational and other institutions. In advance of each regularly scheduled Board meeting, directors receive an updated list of educational programs sponsored by nationally-recognized institutions, and are offered the opportunity at Company expense to attend any of these or other relevant programs that they may identify.

Policy on Shareholder Rights Plans

We do not have a shareholder rights plan. The Board will obtain shareholder approval prior to adopting a shareholder rights plan unless the Board, in the exercise of its fiduciary duties, determines that, under the circumstances then existing, it would be in the best interests of Raytheon and our shareholders to adopt a rights plan without prior shareholder approval. If a rights plan is adopted by the Board without prior shareholder approval, the plan must provide that it will expire within one year of adoption unless ratified by shareholders.

Political Contributions and Lobbying Expenditures Disclosure

Raytheon has for a number of years included voluntary disclosure on its website relating to political contributions and lobbying expenditures. In March 2016, the Company significantly expanded this website disclosure to include the following:

•	A description of Raytheon policies relating to the Company’s political expenditure and lobbying practices;
•	The titles of decision makers involved with approvals pertaining to political action committee and direct political activities, as well as lobbying activities;
•	Direct links to Company reports, as filed with government agencies, specifying federal PAC and lobbying activities;
•	Detailed information regarding direct political contributions from Raytheon funds (which was “0” for 2015), including a statement that Raytheon has no plans to make direct political contributions from Company funds in the future but, in the event of any such contributions in the future, would disclose them;
•	A statement confirming that Raytheon does not spend Company funds on communications to the general public in support of political campaigns or ballot initiatives;
•	A discussion of the types of reports that the Company files with regulators at the federal, state and local level relating to lobbying;
•	The disclosure of trade associations to which the Company has paid annual dues of $50,000 or greater and the dollar amount, if any, used by the association for lobbying as reported by the association as required by the Internal Revenue Code, as well as a statement that no other separate payment at this level was made to a trade association in 2015 with the purpose that such payment be used for lobbying; and
•	Reference to the oversight role of the Board’s Public Affairs Committee, pursuant to its charter, with respect to political and lobbying activities.

This disclosure is available on our website at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Political Contributions and Lobbying Expenditures.”

Shareholder Access and Engagement

In recent years the Company has taken significant steps to enhance shareholder access. As discussed in detail on page 1, earlier this year, the Board amended the Company’s By-Laws, to make available a meaningful proxy access process by which shareholders may, subject to certain conditions, include nominees in the Company’s Annual Meeting proxy materials. In 2014, shareholders voted in favor of a proposal, recommended by the Board, to amend the Certificate of Incorporation to allow shareholders to take action without a meeting by written consent, subject to certain procedural safeguards intended to protect the best interests of all of our shareholders. In 2010, shareholders voted in favor of a proposal, recommended by the Board, to amend the Certificate of Incorporation to permit shareholders owning 25% or more of the Company’s stock to call a special meeting of shareholders.

The Company has also made a concerted effort to engage with shareholders outside of proxy season to solicit their views on governance and executive compensation matters. We have engaged in such outreach for each of the last six years. In 2015, these outreach efforts resulted in dialogue with shareholders representing over 40% of the Company’s outstanding shares to solicit their input on a range of topics related to executive compensation and governance matters. In addition to outreach with institutional shareholders, the Company has also engaged in conversations and correspondence with a number of other investors and corporate governance organizations.

Restatement Clawback Policy

Our Governance Principles contain a Restatement Clawback Policy which gives the Board the right to recover Results-Based Incentive Plan payments, Long-Term Performance Plan awards and restricted stock awards made on or after January 1, 2009 to any elected officer, to the extent that such payments or awards were inflated due to erroneous financial statements substantially caused by the executive’s knowing or intentionally fraudulent or illegal conduct. The policy is designed to increase the likelihood that the Company will be successful if it seeks to recover the portion of an executive’s incentive compensation attributable to inflated financial results caused by the executive’s malfeasance.

Code of Conduct and Conflict of Interest

We have adopted a Code of Conduct and Conflict of Interest policies which apply to all officers, directors, employees and representatives. The Code of Conduct and the Conflict of Interest policies are the foundation of our ethics and compliance program and cover a wide range of areas. Many of our policies are summarized in the Code of Conduct, including our policies regarding conflict of interest, insider trading, discrimination and harassment, confidentiality and compliance with laws and regulations applicable to the conduct of our business. All officers, directors, employees and representatives are required to comply with the Code of Conduct and are subject to disciplinary action, including termination, for violations. We provide ethics education for directors, officers and employees. The Code of Conduct is published on our website at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Code of Conduct” and is also available in print to any shareholder who requests it by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, Massachusetts 02451 or by emailing invest@raytheon.com. Any amendments to the Code of Conduct or the grant of a waiver from a provision of the Code of Conduct requiring disclosure under applicable SEC rules will be disclosed on our website.

Under our Conflict of Interest policy, directors, officers and employees are expected to bring to the attention of the Vice President, General Counsel and Secretary or the Vice President – Ethics and Business Conduct any actual or potential conflict of interest. Anyone may report matters of concern to Raytheon’s Ethics Office through our anonymous, confidential toll-free EthicsLine at 1-800-423-0210, by writing to the Ethics Office, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, or by submitting comments on our website at www.raytheon.com in the section entitled, “Contact the Ethics Office,” under the heading “Investor Relations/Corporate Governance/Contact the Company.”

Transactions with Related Persons

Our Board has adopted a written Related Party Transactions Policy. Related party transactions include all transactions and relationships involving amounts in excess of $120,000 between (a) the Company (including subsidiaries) and (b) any director, executive officer or 5% shareholder, including immediate family members and certain entities in which they have a significant interest. Under the policy, the General Counsel (or the CEO, in the case of a matter involving the General Counsel) provides information regarding any related party transaction or relationship to the Governance and Nominating Committee based on information solicited by the General Counsel (or the CEO, in the case of a matter involving the General Counsel). The Governance and Nominating Committee reviews the material facts of all related party transactions and determines whether to approve, disapprove or ratify the transaction or relationship involved. Certain transactions and relationships have been pre-approved by the Governance and Nominating Committee for purposes of the policy, including (a) executive officer compensation approved by the Board, (b) director compensation, (c) certain relatively small transactions between the Company and other companies, (d) certain charitable contributions made by the Company, and (e) matters considered by the Board in its director independence determinations. With respect to our directors, Messrs. Cartwright, Hadley and Kennedy served as members of boards of, or were otherwise affiliated with, charitable or other non-profit organizations to which the Company made contributions (other than through our matching gift and charitable awards program) in 2015. These contributions were consistent with all Company policies, with no organization receiving, in the aggregate, greater than $200,000.

In a Schedule 13G filing made with the SEC, BlackRock, Inc., including its subsidiaries (BlackRock), reported beneficial ownership of 8.1% of our outstanding common stock as of December 31, 2015. Under a previously established business relationship, BlackRock has provided investment management services for the benefit of the Raytheon Master Benefit Pension Trust. For providing such investment management services, BlackRock received fees of $3.2 million in 2015. In accordance with the Related Party Transactions Policy referenced above, the Governance and Nominating Committee has reviewed this relationship. The Committee approved the relationship on the basis that BlackRock’s ownership of Raytheon stock plays no role in the business relationship between the two companies and that the engagement of BlackRock has been on terms no more favorable to it than terms that would be available to unaffiliated third parties under the same or similar circumstances.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Our business, property and affairs are managed under the direction of the Board. The Board has a separately designated Audit Committee established in accordance with the Securities Exchange Act of 1934, as well as a standing Governance and Nominating Committee, Management Development and Compensation Committee, Public Affairs Committee, Special Activities Committee and Executive Committee. Each committee’s charter (other than the Executive Committee) is published on our website at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Committees” and is also available in print to any shareholder who requests it by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, Massachusetts 02451 or by emailing invest@raytheon.com.

The table below provides current membership information regarding the Board and Board committees as of the date of this proxy statement. During 2015, the Board met 9 times. The Board and certain committees also engaged in other discussions and actions during 2015 apart from these meetings. During 2015, the average attendance for directors at Board and committee meetings was 95.4%; no director attended less than 75% of the total of all Board and applicable committee meetings. All directors are expected to attend the 2016 Annual Meeting of Shareholders. In 2015, all of the directors who were members of the Board and standing for election at that time attended the Annual Meeting.

The non-management directors, all of whom are independent, meet in an executive session chaired by the Lead Director at the conclusion of regularly scheduled Board meetings. In addition, committee members generally meet in executive session, without management present, at the conclusion of regularly scheduled committee meetings. Each of the committees, except for the Executive Committee, is comprised solely of independent directors. The current membership of each committee and the number of times each committee met in 2015 are set forth below.

	Audit Committee	Governance and Nominating Committee	Management Development and Compensation Committee	Public Affairs Committee	Special Activities Committee	Executive Committee
Independent Directors

Tracy A. Atkinson	X			X

Robert E. Beauchamp			X

James E. Cartwright		Chair	X			X

Vernon E. Clark					Chair	X

Stephen J. Hadley	X			Chair	X	X

Letitia A. Long	X			X	X

George R. Oliver	X		X	X

Michael C. Ruettgers		X			X

Ronald L. Skates	Chair		X	X		X

William R. Spivey		X	Chair			X

Inside Director

Thomas A. Kennedy						Chair

Number of Meetings in 2015	9	6	6	5	8	—

Audit Committee

The Audit Committee:

•	Oversees the integrity of our financial statements;

•	Evaluates the independent auditors’ qualifications, performance and independence;

•	Oversees our internal audit function;

•	Meets with management to consider the adequacy of our internal controls and the objectivity of financial reporting;

•	Reviews the independent auditors’ audit of the effectiveness of the Company’s internal controls;

•	Prepares the Audit Committee Report found on page 57;

•	Meets with the independent auditors, internal auditors and appropriate financial personnel;

•	Appoints the independent auditors;

•	Pre-approves all audit fees and terms for, as well as all non-audit engagements with, the independent auditors;

•	Reviews annual and periodic reports and earnings press releases and recommends to the Board whether the annual audited financial statements should be included in the Company’s Form 10-K;

•	Reviews and discusses with management the Company’s risk assessment and risk management policies, including ERM, the Company’s major financial risk exposures and steps to monitor and control such exposures;

•	Reviews the performance of the Company’s pension plans and risks related to those plans;

•	Has established a process for employees and others to confidentially and anonymously report concerns or complaints regarding accounting, internal control or auditing matters. More information regarding this process is available on page 5 under the heading “Corporate Governance – Communication with the Board”;

•	Reviews compliance with our Code of Conduct with respect to certain financial reporting, controls and allegations of financial misconduct; and

•	Has the authority to hire independent counsel and other advisers.

The Board has determined that each member of the Audit Committee is independent in accordance with the rules of the NYSE and the SEC applicable to audit committee members. The Board also has determined that each of Ronald L. Skates, the Chair of the Committee, Tracy A. Atkinson and George R. Oliver is an “audit committee financial expert,” as defined by SEC rules, and that each of the other members of the committee, Stephen J. Hadley and Letitia A. Long, are “financially literate,” based upon each individual’s respective experience and training.

Management Development and Compensation Committee

The Management Development and Compensation Committee (MDCC):

•	Reviews and oversees compensation and benefits, as well as personnel plans, policies and programs;

•	Reviews and recommends to the Board the compensation of the CEO and the other four most highly compensated executive officers;

•	Reviews and approves the compensation of other officers and key employees;

•	Reviews peer company practices to ensure competitiveness and seeks to align compensation with the performance of the Company;

•	Periodically reviews succession plans for the CEO, the other named executive officers (NEOs) and elected officers of the Company;

•	Periodically reviews career development plans for elected officers and other key employees;

•	Administers and makes awards, other than to directors, under our equity compensation plans;

•	Reviews and discusses with management the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 25;

•	Prepares the Management Development and Compensation Committee Report found on page 39;

•	Has the sole authority and responsibility for the appointment, compensation and oversight of any outside compensation consultant, outside legal counsel or other committee adviser, who may only be selected after the MDCC considers all factors relevant to such adviser’s independence from management, including those specified in the NYSE listing standards; and

•	Annually assesses the independence of its outside compensation consultants or advisers, considering all relevant factors, including those specified in the NYSE listing standards, and pre-approves any services proposed to be provided by such consultants or advisers to the Company.

While the Board bears the ultimate responsibility for approving compensation of our NEOs, the MDCC assists the Board in discharging these responsibilities. The Chair reports the MDCC’s actions and its recommendations on NEO compensation to the Board. The agenda for MDCC meetings is determined by its Chair, with the assistance of our Vice President – Human Resources and Global Security and our Vice President, General Counsel and Secretary, who also regularly attend MDCC meetings. At each meeting, the MDCC meets in executive session. Using its authority to hire independent advisers, the MDCC has retained Pearl Meyer & Partners (PM), an independent compensation consulting firm, to assist it in evaluating executive compensation and to assist the Governance and Nominating Committee in evaluating director compensation. For more information on the MDCC and the services provided to the MDCC by PM, see the section entitled “Executive Compensation – Compensation Discussion and Analysis” beginning on page 25.

The Board has determined that each member of the MDCC is independent in accordance with NYSE rules applicable to compensation committee members.

Governance and Nominating Committee

The Governance and Nominating Committee:

•	Reviews and reports to the Board on a periodic basis with regard to matters of corporate governance;

•	Establishes procedures for the nomination of directors and recommends candidates for election to the Board;

•	Considers director nominees proposed by shareholders;

•	Reviews and assesses the effectiveness of our Governance Principles and recommends proposed revisions to the Board;

•	Reviews and approves or ratifies transactions and relationships under our Related Party Transactions Policy;

•	Reviews proposals by shareholders in connection with the Annual Meeting of shareholders and makes recommendations to the Board for action on such proposals;

•	Makes recommendations to the Board regarding the size and composition of the Board;

•	Oversees the orientation program for new directors and the continuing education program for existing directors;

•	Approves director compensation with the concurrence of the Board; and

•	Has the authority to hire independent counsel and other advisers.

Public Affairs Committee

The Public Affairs Committee:

•	Reviews, identifies and brings to the attention of the Board political, social and legal trends and issues that may have an impact on our business, operations, financial performance or public image;

•	Reviews our policies and practices in the areas of legal, regulatory and social responsibility, and recommends to the Board such policies and practices, including those involving:

•	environmental protection;

•	health and safety of employees;

•	ethics;

•	export control;

•	regulatory compliance (except financial matters);

•	charitable contributions and community relations;

•	government relations and legislative policy;

•	political contributions and lobbying;

•	anticorruption and foreign and domestic consultants and representatives; and

•	government contracting and defense procurement policies;

•	Reviews, monitors and makes recommendations to the Board on corporate policies and practices that relate to public policy; and

•	Has the authority to hire independent counsel and other advisers.

Special Activities Committee

The Special Activities Committee:

•	Reviews Company programs, activities and potential acquisitions involving classified business activities which involve special performance, financial, reputational or other risks;

•	Reviews policies, processes, practices, procedures, risk management and internal controls applicable to the Company’s classified business;

•	Reviews any Company critical technology gaps and how the Company is addressing such gaps; and

•	Supports the MDCC, as required, in the review of talent development/succession planning for key technology positions in the Company.

Executive Committee

The Executive Committee is empowered to act for the full Board during intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee did not meet in 2015.

Compensation Committee Interlocks and Insider Participation

Directors who served as members of our MDCC during fiscal year 2015 were Robert E. Beauchamp, James E. Cartwright, George R. Oliver, Ronald L. Skates and William R. Spivey. None of these members is or has ever been an officer or employee of the Company. To our knowledge, there were no relationships involving members of the MDCC or our other directors which require disclosure in this proxy statement as a compensation committee interlock.

DIRECTOR COMPENSATION

Set forth below is information regarding the compensation of our non-employee directors for 2015.

Determination and Assessment of Director Compensation

The Governance and Nominating Committee annually reviews non-employee director compensation with the aid of an assessment provided by Pearl Meyer & Partners (PM), an independent compensation consulting firm, and makes cash and equity compensation determinations subject to the concurrence of the Board. The PM assessment takes into account the director compensation practices of the same peer group used as a frame of reference in assessing executive compensation, as well as the broader market.

Elements of Director Compensation

The principal features of the compensation received by our non-employee directors for 2015 are described below.

Annual Retainers. All of our non-employee directors are paid an annual cash retainer and an annual stock retainer (as further discussed below) for service on the Board. The Lead Director is also paid an additional annual cash retainer and receives a larger annual stock retainer for his service as Lead Director, and each of the committee chairs are also paid an additional annual cash retainer for their service in such roles. A director who is first elected to the Board between Annual Meetings receives a prorated annual cash retainer. Directors may elect to receive their annual retainers in shares of our common stock in lieu of cash. We pay the cash retainers quarterly and the stock retainer, including stock in lieu of cash, annually.

Annual Cash Retainers	2015
Board of Directors	$90,000
Lead Director	$24,000
Governance and Nominating Committee Chair	$10,000
Audit Committee Chair	$20,000
Management Development and Compensation Committee Chair	$10,000
Public Affairs Committee Chair	$10,000
Special Activities Committee Chair	$10,000

Meeting Fees. Our non-employee directors receive a $1,500 meeting fee for each Board or committee meeting attended in person or held by teleconference. Non-employee directors who are not members of the Audit Committee are invited each year to attend the February Audit Committee meeting, for review of the draft Annual Report on Form 10-K, and receive a meeting fee for such attendance.

Equity Awards. In May of each year (concurrent with the Company’s Annual Meeting), each non-employee director receives an annual stock retainer in the form of a grant of $140,000 ($191,000 for the Lead Director) in restricted stock under the Raytheon 2010 Stock Plan (2010 Stock Plan) which is entitled to full dividend and voting rights. A director who is first elected to the Board between Annual Meetings receives a prorated annual stock retainer upon election. Unless otherwise provided by the Board, the restricted stock vests (becomes non-forfeitable) on the date of the Annual Meeting of shareholders in the calendar year following the year of grant, or upon the earlier occurrence of the director’s termination as a director after a change-in-control of Raytheon or the director’s death. Upon a director’s termination of service on the Board for any other reason, his or her unvested restricted stock award will be forfeited to Raytheon. Regardless of the vesting date, the shares will remain subject to transfer restriction for at least six months after the grant date.

An assessment by PM showed that total direct compensation (the sum of the annual retainer, Board meeting fees, average committee fees and the annual equity award) for our non-employee directors in 2014 was positioned between the 50th and the 75th percentile relative to the Company’s core and broader peer groups. For more information on the Company’s core and broader peer groups, see the section entitled “Market Data” beginning on page 28.

Forcepoint Board Compensation. In May 2015, following Raytheon’s acquisition of Websense, Inc., the Company created Forcepoint, a new cybersecurity joint venture company (with a minority owner, Vista Equity Partners). At the request of the Raytheon Board, three non-employee directors were asked to participate on the Forcepoint board of directors, Messrs. Cartwright and Ruettgers as members, and after he joined the Board in July 2015, Mr. Beauchamp as an observer. In connection with this special assignment, the Board approved a separate annual cash retainer of $75,000 and a meeting fee of $1,500 for each meeting attended.

Benefits. We reimburse our non-employee directors for actual expenses incurred in the performance of their service as directors, including attendance at director education programs sponsored by educational and other institutions. We also maintain a business travel accident insurance policy which provides non-employee directors with up to $1,000,000 of coverage per incident when traveling on Raytheon business. In addition, all directors are eligible to participate in our matching gift and charitable awards program available to all employees. We match eligible gifts up to $10,000 per donor per calendar year.

Pursuant to our Deferred Compensation Plan, directors may defer receipt of their cash retainers and/or meeting fees until retirement from the Board. Directors also may elect to receive their cash retainers in shares of our common stock, which must be received currently and cannot be deferred.

Non-Employee Director Total Compensation

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Tracy A. Atkinson	$115,500	$139,950	—	—	—	$1,874(6)	$257,324
Robert E. Beauchamp*	84,136	116,970(3)	—	—	—	10,000(6)	211,106
James E. Cartwright	224,000	139,950	—	—	—	—	363,950
Vernon E. Clark	148,000	191,021(4)	—	—	—	10,000(6)	349,021
Stephen J. Hadley	140,500	139,950	—	—	—	—	280,450
Letitia A. Long**	94,500	164,961(5)	—	—	—	—	259,461
George R. Oliver	136,500	139,950	—	—	—	10,000(6)	286,450
Michael C. Ruettgers	214,500	139,950	—	—	—	10,000(6)	364,450
Ronald L. Skates	153,500	139,950	—	—	—	10,000(6)	303,450
William R. Spivey	131,500	139,950	—	—	—	—	271,450
Linda G. Stuntz***	66,500	—	—	—	—	—	66,500

*	Robert E. Beauchamp was elected to the Board in July 2015.
**	Letitia A. Long was elected to the Board in March 2015.
***	Linda G. Stuntz retired from the Board effective as of the 2015 Annual Meeting in May 2015.

(1)	Detailed information on cash amounts is set forth below.
(2)	Detailed information on stock award amounts is set forth below.
(3)	Represents Mr. Beauchamp’s prorated award of 1,206 shares of restricted stock made upon his election to the Board in July 2015.
(4)	Mr. Clark’s annual stock retainer of $191,000 for serving in the capacity of Lead Director.
(5)	Includes Ms. Long’s prorated award of 226 shares of restricted stock made upon her election to the Board in March 2015, which shares vested on the date of the 2015 Annual Meeting in May 2015.
(6)	Represents Raytheon contributions under our matching gift and charitable awards program, which is available to all employees and directors.

Cash Amounts

Director	Roles	Annual Board Cash Retainer ($)	Annual Committee Chair or Lead Director Cash Retainer ($)	Meeting Fees (1) ($)
Ms. Atkinson	Director	$90,000	$—	$25,500
Mr. Beauchamp	Director	32,886	—	6,000
Mr. Cartwright	Chair, Governance and Nominating Committee	90,000	5,000	46,500
Mr. Clark	Chair, Special Activities Committee and Lead Director	90,000	34,000	24,000
Mr. Hadley	Chair, Public Affairs Committee	90,000	10,000	40,500
Ms. Long	Director	67,500	—	27,000
Mr. Oliver	Director	90,000	—	46,500
Mr. Ruettgers	Director	90,000	—	42,000
Mr. Skates	Chair, Audit Committee	90,000	20,000	43,500
Mr. Spivey	Chair, MDCC	90,000	10,000	31,500
Ms. Stuntz	Chair, Governance and Nominating Committee	45,000	5,000	16,500

(1)	Includes a per meeting fee of $1,500 for five meetings of a temporary acquisition review group of directors composed of Messrs. Cartwright, Oliver and Ruettgers who were appointed by the Board in connection with the Company’s review of potential commercial cybersecurity acquisition candidates and transaction structures, including the acquisition of Websense, Inc. and the formation of Forcepoint.

Cash Amounts – Forcepoint Board

Director	Annual Board Cash Retainer ($)	Meeting Fees ($)
Mr. Beauchamp	$ 43,750(1)	$ 1,500
Mr. Cartwright	75,000	7,500
Mr. Ruettgers	75,000	7,500

(1)	Represents Mr. Beauchamp’s prorated annual cash retainer based on when his Forcepoint Board service began.

Stock Awards

Stock Award amounts represent the aggregate grant date fair value of awards of restricted stock paid as the annual stock retainer in accordance with the accounting standard for share-based payments. The grant date fair value of the restricted stock awards is based on the stock price on the date of grant and the number of shares (or the intrinsic value method). For more information on the assumptions used by us in calculating the grant date fair values for restricted stock awards, see Note 13: Stock-based Compensation Plans to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

The aggregate number of shares of unvested restricted stock held by each director as of December 31, 2015 was as follows:

Director	Restricted Stock(#)
Ms. Atkinson	1,340
Mr. Beauchamp	1,206
Mr. Cartwright	1,340
Mr. Clark	1,829
Mr. Hadley	1,340
Ms. Long	1,340
Mr. Oliver	1,340
Mr. Ruettgers	1,340
Mr. Skates	1,340
Mr. Spivey	1,340
Ms. Stuntz	—

The following table shows the shares of restricted stock awarded to each director during 2015 and the aggregate grant date fair value for each award.

Director	Grant Date	All Stock Awards: Number of Shares of Stock or Units(#)	Full Grant Date Value of Award($)
Ms. Atkinson	5/28/2015	1,340	$139,950
Mr. Beauchamp	7/22/2015	1,206	116,970
Mr. Cartwright	5/28/2015	1,340	139,950
Mr. Clark	5/28/2015	1,829	191,021
Mr. Hadley	5/28/2015	1,340	139,950
Ms. Long	3/18/2015	226	25,011
	5/28/2015	1,340	139,950
Mr. Oliver	5/28/2015	1,340	139,950
Mr. Ruettgers	5/28/2015	1,340	139,950
Mr. Skates	5/28/2015	1,340	139,950
Mr. Spivey	5/28/2015	1,340	139,950
Ms. Stuntz	—	—	—

Director Stock Ownership and Retention Guidelines

As stated in our Governance Principles, the Board believes that directors should be shareholders and have a financial stake in the Company. Accordingly, independent directors are paid a substantial portion of their compensation in equity awards. Further, each director is expected to own shares of our common stock with a market value of at least four times the cash component of a non-employee director’s annual retainer for service on the Board, with five years to achieve the target ownership threshold. The Governance Principles also provide that a director may not dispose of Company stock until attaining the requisite ownership threshold and thereafter must maintain such equity ownership level. As of December 31, 2015, each of our non-employee directors with five or more years of service had met or exceeded his stock ownership requirement.

Policy Against Hedging with Respect to Company Stock

To assure alignment with the long-term interests of our other shareholders, under the Company’s Insider Trading Policy, our non-employee directors, as well as officers and other employees, may not engage in:

•	Short sales of Company stock or transactions in any derivative of a Company security, including, but not limited to, puts, calls and options (other than the receipt and exercise of options that might be granted by the Company pursuant to a Company compensation plan); nor

•	In any type of hedging or similar monetization transaction involving company securities, including, but not limited to, financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds; nor

•	Other transactions that would permit the holder to own Company securities without the full risks and rewards of ownership.

ELECTION OF DIRECTORS

(Item No. 1 on the proxy card)

The Board is subject to annual election by the shareholders. The Board has nominated Tracy A. Atkinson, Robert E. Beauchamp, James E. Cartwright, Vernon E. Clark, Stephen J. Hadley, Thomas A. Kennedy, Letitia A. Long, George R. Oliver, Michael C. Ruettgers and William R. Spivey to serve one-year terms that will expire at the 2017 Annual Meeting of Shareholders.

One of our current directors, Ronald L. Skates, is retiring from the Board effective May 26, 2016, and is not a nominee for election at the 2016 Annual Meeting of Shareholders. Mr. Skates has served as a distinguished member of the Board for 13 years. We gratefully acknowledge his dedicated service and numerous contributions to the Company.

We have included below the principal occupation and employment during the past five years and other information about the nominees, including a discussion of the specific considerations relating to the experience, qualifications, attributes or skills considered by the Governance and Nominating Committee in support of each individual’s nomination to serve as a director. If elected, the nominees will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement. We expect each of the nominees to be able to serve if elected. If any of these persons is unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by the Board.

Nominees for Election

TRACY A. ATKINSON

●	Director of the Company since 2014.

●	Executive Vice President, Finance, of State Street Corporation (financial services firm) since 2010; and also Treasurer of State Street Corporation since February 2016.

●	Executive Vice President, Chief Compliance Officer, of State Street Corporation from 2009 to 2010; and Executive Vice President, Chief Compliance Officer, of State Street Global Advisors from 2008-2009.

●	Senior Vice President, Treasurer and Chief Financial Officer, Mutual Funds, of MFS Investment Management (financial services firm) from 2005 to 2008; and Senior Vice President, Chief Risk and New Product Development Officer of MFS Investment Management from 2004-2005.

●	Partner at PricewaterhouseCoopers LLP from 1999 to 2004.

●	Affiliations: Director of The Arc of Massachusetts.

●	Age 51.

Ms. Atkinson’s qualifications to serve on the Board include her extensive knowledge, experience and skills in finance, risk management and compliance developed in positions of significant responsibility with a large publicly held financial services institution and an investment management company, coupled with her accounting expertise derived from being a certified public accountant and a partner of a major accounting firm.

ROBERT E. BEAUCHAMP

●	Director of the Company since July 2015.

●	Chairman, President and CEO of BMC Software, Inc. (provider of business service management software) since 2008.

●	President, CEO and member of the board of directors of BMC Software, Inc. since 2001; held a variety of leadership roles of increasing responsibility at BMC Software, Inc. from 1988 to 2001.

●	Past Directorship: National Oilwell Varco, Inc. (provider of equipment and services for the oil and gas industry) from 2001 to 2015.

●	Affiliations: Member, Board of Regents, Baylor University.

●	Age 56.

Mr. Beauchamp’s qualifications to serve on the Board include his extensive business experience, skills and acumen reflected in his long-standing position as a CEO of a high-technology company coupled with a depth of knowledge and experience relating to computer software specifically.

JAMES E. CARTWRIGHT

●	Director of the Company since January 2012.

●	Harold Brown Chair in Defense Policy Studies, the Center for Strategic and International Studies, since September 2011.

●	General, United States Marine Corps; Vice Chairman of the Joint Chiefs of Staff from 2007 to 2011 (retired in August 2011).

●	40-year career in the United States Marines, serving in a series of staff and operational positions of increasing responsibility including Commanding General, 1st Marine Aircraft Wing (2000 to 2002); Director for Force Structure, Resources and Assessment, J-8 the Joint Staff (2002 to 2004); and Commander, U.S. Strategic Command (2004 to 2007).

●	Current Directorship: Forcepoint, LLC (cybersecurity joint venture company owned by Raytheon Company with Vista Equity Partners) since June 2015.

●	Age 66.

General Cartwright’s qualifications to serve on the Board include his extensive knowledge and experience related to defense and national security matters, understanding of organizational management in a complex, technologically advanced environment, and knowledge of customer needs, based on his broad background in military operations and national security and long career as an officer in the U.S. military that culminated in his service as Vice Chairman of the Joint Chiefs of Staff.

VERNON E. CLARK

●	Director of the Company since 2005.

●	Chief of Naval Operations, the senior uniformed executive of the United States Navy and member of the Joint Chiefs of Staff, from 2000 to 2005 (retired in 2005).

●	37-year career in the United States Navy, serving in various positions of increasing responsibility; assigned as the senior executive in 10 different assignments, beginning as a lieutenant commanding a patrol gunboat and concluding as the Chief of Naval Operations.

●	Current Directorship: Rolls Royce North America (aerospace, marine and energy-related manufacturer) since 2006.

●	Past Directorship: Horizon Lines, Inc. (ocean shipping and integrated logistics company) from 2007 to November 2011.

●	Affiliations: Visiting Professor, Regent University; Director of SRI International (Stanford Research Institute); and prior member of the Defense Policy Board and the Defense Business Board.

●	Age 71.

Admiral Clark’s qualifications to serve on the Board include his extensive knowledge of, and experience with, the products used by and the needs of our customers based on his extensive career as an officer in the United States Navy, coupled with his organizational acumen and leadership ability illustrated by his service as Chief of Naval Operations.

STEPHEN J. HADLEY

●	Director of the Company since 2009.

●	Principal in RiceHadleyGates LLC (international strategic consulting firm) since 2009.

●	Assistant to the President for National Security Affairs from 2005 to 2009.

●	Assistant to the President and Deputy National Security Advisor from 2001 to 2005.

●	Partner in the Washington, D.C. law firm of Shea & Gardner and a principal in The Scowcroft Group (international consulting firm) from 1993 to 2001.

●	Current Directorships: The Bessemer Group, Incorporated (financial services holding company) (including service on its Compensation Committee since 2012 and its Audit Committee since 2013), Bessemer Securities Corporation (including service on its Audit Committee since 2011 and Asset Allocation Committee since 2010), and certain related entities (all privately-held financial services companies) since 2009.

●	Affiliations: Director (and member of the Executive Committee) of the Atlantic Council of the United States since 2010, and Executive Vice Chair since 2015; Member of the Board of Managers of the Johns Hopkins University Applied Physics Laboratory since 2011; Member of the U.S. Secretary of State’s Foreign Affairs Policy Board since 2011; Chair of the Advisory Board of the RAND Center for Middle East Public Policy since 2011; Member of Yale University’s Kissinger Papers Advisory Board since 2011; Member, Board of Directors, U.S. Institute of Peace since 2013 and Chair since 2014; Member of the Board of Directors of the Council on Foreign Relations since 2015; and Member, International Advisory Board of Robert Bosch GmbH (a German industrial company) since 2015.

●	Age 69.

Mr. Hadley’s qualifications to serve on the Board include his extensive knowledge and experience relating to national security, international affairs, public policy, legal matters and formulation of strategy, based on his varied high-level roles in government, consulting and the practice of law.

THOMAS A. KENNEDY

●	Chairman of the Board since October 2014.

●	Director of the Company since January 2014.

●	Chief Executive Officer of the Company since March 2014.

●	Executive Vice President and Chief Operating Officer of the Company from April 2013 to March 2014.

●	Vice President and President of the Integrated Defense Systems business unit of the Company from June 2010 to March 2013.

●	Vice President of the Tactical Airborne Systems product line within the Space and Airborne Systems business unit of the Company from July 2007 to June 2010.

●	In the 33rd year of his career at the Company, which has included a wide range of leadership positions.

●	Current Directorship: Forcepoint, LLC (cybersecurity joint venture company owned by Raytheon Company with Vista Equity Partners) since June 2015.

●	Affiliations: Rutgers University School of Engineering Industry Advisory Board and Massachusetts Institute of Technology Industry Advisory Board.

●	Age 60.

Dr. Kennedy’s qualifications to serve on the Board include his extensive business experience, skills and acumen developed while holding leadership roles of increasing responsibility with the Company, overseeing broad and diverse portfolios including weapons, sensors, radar, electronic warfare and integration systems, while gaining a deep understanding of the Company’s domestic and international customers and the global marketplace.

LETITIA A. LONG

●	Director of the Company since March 2015.

●	Director, National Geospatial-lntelligence Agency from 2010 to 2014.

●	Deputy Director, Defense Intelligence Agency from 2006 to 2010.

●	Deputy Under Secretary of Defense (Intelligence) for Policy, Requirements and Resources from 2003 to 2006.

●	Deputy Director of Naval Intelligence from 2000 to 2003; prior to this position, held a series of leadership roles of increasing responsibility in the United States government.

●	Current Directorships: Urthecast Corporation (provider of video technology for Earth observation) since February 2015; and Noblis, Inc. (not-for-profit science, technology and strategy services provider) since March 2015.

●	Affiliations: Member, Virginia Polytechnic Institute and State University School of Public and International Affairs Board of Advisors; Member, United States Geospatial Intelligence Foundation Board; and Board Chair, Intelligence and National Security Alliance.

●	Age 57.

Ms. Long’s qualifications to serve on the Board include her extensive knowledge and experience relating to intelligence and security matters, as well as her achievements as an organizational leader, based on her varied high-level roles in government.

GEORGE R. OLIVER

●	Director of the Company since November 2013.

●	CEO and member of the Board of Directors of Tyco International Ltd. (fire protection and security systems provider) since 2012.

●	President of Tyco Fire Protection from 2011 to 2012; President of Tyco Electrical and Metal Products from 2007 to 2010; and President of Tyco Safety Products from 2006 to 2010.

●	President of GE Water and Process Technologies until 2006; prior to this position, held a series of leadership roles of increasing responsibility at several General Electric divisions.

●	Affiliations: Trustee of Worcester Polytechnic Institute.

●	Age 55.

Mr. Oliver’s qualifications to serve on the Board include his extensive business experience, skills and acumen reflected in his positions as a CEO of a large public company and business president at two technology-driven industrial companies.

MICHAEL C. RUETTGERS

●	Director of the Company since 2000.

●	Chairman of EMC Corporation (data storage and management products and services provider) from January 2004 to December 2005.

●	Executive Chairman (from 2001 to 2004) and CEO (from 1992 to 2001) of EMC Corporation; held a variety of senior executive positions at EMC Corporation from 1988 to 1992.

●	Current Directorships: Forcepoint, LLC (cybersecurity joint venture company owned by Raytheon Company with Vista Equity Partners) since June 2015; and Gigamon, Inc. (computer networking solutions company) since 2010.

●	Past Directorship: Non-executive Chairman of the Board of Wolfson Microelectronics PLC (manufacturer of semiconductor chips used in audio, video and imaging applications) from 2008 to 2015; EMC Corporation from 1992 to 2005.

●	Age 73.

Mr. Ruettger’s qualifications to serve on the Board include his extensive business experience, skills and acumen reflected in his positions as chairman and CEO of a large, public company operating in the technology sector.

WILLIAM R. SPIVEY

●	Director of the Company since 1999.

●	President and CEO of Luminent, Inc. (fiber-optic transmission products provider) from 2000 to 2001.

●	Group President, Network Products Group, Lucent Technologies Inc. from 1997 to 2000.

●	Vice President, Systems & Components Group, AT&T Corporation from 1994 to 1997.

●	Group Vice President and President, Tektronix Development Company, Tektronix, Inc. from 1991 to 1994.

●	Current Directorship: Non-Executive Chairman of the Board of Cascade Microtech, Inc. (advanced wafer probing solutions provider) since May 2014 and Director since 1998.

●	Past Directorships: Lam Research Corporation (advanced process equipment provider) from 2012 to 2015; Laird PLC (electronics components and systems provider) from 2002 to 2012; Novellus Systems, Inc. (advanced process equipment provider) from 1998 to 2012; ADC Telecommunications, Inc. (supplier of network infrastructure products and services) from 2004 to 2010; Lyondell Chemical Company (manufacturer of basic chemicals and derivatives) from 2000 to 2007; and Luminent, Inc. (fiber-optic transmission products provider) from 2000-2001.

●	Age 69.

Dr. Spivey’s qualifications to serve on the Board include his extensive business experience, skills and acumen reflected in his positions as a business unit head at three public technology companies and CEO of another public technology company.

The Board unanimously recommends that shareholders vote FOR each of the nominees for election. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

STOCK OWNERSHIP

Five Percent Shareholders

The following table lists those persons or groups (based solely on our examination of Schedules 13G filed with the SEC or furnished to us) who are beneficial owners of more than 5% of our common stock as of December 31, 2015.

Name and Address of Beneficial Owner	Common Stock	Percent of Class
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	24,490,330	8.10%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	19,070,568	6.33%

Management and Directors

The following table contains information regarding the beneficial ownership of shares of our common stock as of February 29, 2016 for (a) each director and nominee for director, including our Chairman and CEO, (b) our CFO and our other NEOs who are not also directors, and (c) the directors, nominees and all executive officers as a group. Except as otherwise noted below, to the Company’s knowledge, the named persons possessed sole voting and investment power over their shares, and the shares are not subject to any pledge. No individual director or nominee for director or NEO beneficially owns 1% or more of the outstanding shares of common stock. The directors and executive officers as a group own less than 1% of the outstanding shares of common stock.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership
Thomas A. Kennedy	127,129	(1)(2)
Tracy A. Atkinson	2,808	(4)
Robert E. Beauchamp	1,206	(4)
James E. Cartwright	8,158	(4)
Vernon E. Clark	8,317	(4)
Stephen J. Hadley	9,761	(4)
Letitia A. Long	1,566	(4)
George R. Oliver	3,486	(4)
Michael C. Ruettgers	26,456	(3)(4)
Ronald L. Skates	28,253	(4)(5)
William R. Spivey	20,015	(4)
(b)
Anthony F. O’Brien	24,839	(1)(2)(3)(6)
David C. Wajsgras	141,244	(1)(2)
Frank R. Jimenez	20,180	(1)(2)
Richard R. Yuse	60,528	(1)(2)(8)
Taylor W. Lawrence	58,998	(1)(2)(7)
(c)
All directors, nominees for director and executive officers as a group (20 persons)	617,488	(1)(2)(3)(4)(5)(6)(7)(8)

(1)	Includes shares owned outright as follows: Mr. Kennedy – 39,705; Mr. O’Brien – 7,446; Mr. Wajsgras – 94,344; Mr. Jimenez – 3,252; Mr. Yuse – 34,434; Mr. Lawrence – 3,000; and all executive officers and directors as a group – 287,587.
(2)	Includes shares of restricted stock over which the beneficial owner has voting power as follows: Mr. Kennedy – 87,424; Mr. O’Brien – 12,646; Mr. Wajsgras – 46,900; Mr. Jimenez – 16,928; Mr. Yuse – 26, 094; Mr. Lawrence – 42,997; and all executive officers and directors as a group – 302,578.
(3)	Includes vested deferred compensation equivalent to shares of our common stock as follows: Mr. Ruettgers – 495; Mr. O’Brien – 525; and all executive officers and directors as a group – 5,107.

(4)	Includes shares of restricted stock over which the beneficial owner has voting power as follows: Mses. Atkinson and Long and Messrs. Cartwright, Hadley, Oliver, Ruettgers, Skates and Spivey – 1,340 shares each; Mr. Beauchamp – 1,206; and Mr. Clark – 1,829 shares.
(5)	Includes 2,400 shares held in family trusts as to which Mr. Skates disclaims beneficial ownership.
(6)	Includes shares indirectly held by the beneficial owner through the Raytheon Savings and Investment Plan and the Raytheon Excess Savings Plan as follows: Mr. O’Brien – 4,222; all executive officers as a group – 6,815.
(7)	Includes 10,000 vested shares of our common stock held in a deferred compensation trust account with respect to which Mr. Lawrence is the beneficiary and 3,001 shares of our common stock acquired pursuant to a dividend reinvestment plan and held in such deferred compensation trust account.
(8)	Does not include unvested restricted stock units awarded to retirement-eligible employees in lieu of shares of restricted stock as follows: Mr. Yuse – 19,152; and all executive officers as a group – 19,152.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our common stock with the SEC and the NYSE. Based on our records and other information, we believe that, in 2015, none of our directors, executive officers or 10% shareholders failed to file a required report on time.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis provides an overview and analysis of our executive compensation program and policies, material compensation decisions and the factors that we considered in making those decisions. This section and the following section include tables containing specific information about the compensation our named executive officers (NEOs) earned or were paid in 2015.

See “Proxy Summary – Executive Compensation” beginning on page iii for an executive summary of our Compensation Discussion and Analysis, including a listing of our NEOs, discussion of 2015 Company performance, and our Total Direct Compensation table.

Our Compensation Philosophy and Principles

Our executive compensation program reflects a commitment to: retain and attract highly-qualified executives; motivate our executives to achieve our overall business objectives; reward performance; and align our executives’ interests with those of our shareholders.

Our executive compensation program:

•    Ties a significant portion of each executive’s compensation to the Company’s performance and individual performance against pre-established financial, operational and other goals, through variable, at-risk short- and long-term incentive awards.

•    Aligns closely the interests of executives with those of shareholders by making stock-based incentives coupled with meaningful stock ownership and retention requirements a central component of compensation.

•    Establishes a balanced incentives program by providing awards with both significant upside opportunity for exceptional performance and downside risk for underperformance.

•    Authorizes recovery or clawback of compensation in certain circumstances where restatement of financial results is required.

•    Reflects input from the MDCC’s independent compensation consulting firm which must satisfy stringent independence criteria under the MDCC’s Compensation Consultant Independence Policy.

•    Provides our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent.

•    Is designed and monitored by the MDCC to avoid risk-taking that might be likely to have a material adverse effect on the Company.

How We Determine and Assess Executive Compensation

We design our compensation program with a view to attract and retain executive leadership of a caliber and level of experience necessary to manage our complex, global businesses effectively. Given the length of our programs, contracts and business cycles, it is especially important for us to retain our executive talent over a number of years to provide continuity of management in a highly competitive industry. Our Board approves the compensation of our CEO. It also approves the compensation of certain other highly paid executives. The MDCC assists the Board in discharging this responsibility and approves the compensation of our other executives. Information about the MDCC and its composition, responsibilities and operations can be found on page 9 under the heading “The Board of Directors and Board Committees – Management Development and Compensation Committee.”

Our determinations and assessments of executive compensation are primarily driven by two considerations:

Performance – Company and Individual	&	Market Competitiveness

In setting its compensation practices, the MDCC also considers input from the MDCC’s independent compensation consultant, management input, and input from our shareholders via our say on pay advisory votes and our shareholder outreach efforts. The MDCC also considers other factors including market data, risk considerations, executives’ experience levels and macroeconomic and organizational considerations.

Say on Pay and Shareholder Outreach

Since 2011, we have asked our shareholders to annually vote, on an advisory basis, on executive compensation. We have consistently received strong shareholder support, as detailed in “Proxy Summary – Executive Compensation – Say on Pay” on page v, most recently garnering a 96.5% affirmative vote in 2015. Shareholders expressed a preference for annual advisory votes on executive compensation at our 2011 Annual Meeting, and will again have the opportunity to vote on the frequency of the say on pay vote at our 2017 Annual Meeting.

In addition to our say on pay vote, in 2015 we continued to solicit input from many of our shareholders on various executive compensation and governance matters, resulting in discussions with representatives of institutional shareholders owning approximately 40% of the Company’s outstanding shares. We also engaged in communications with a number of other investors, as well as proxy advisory and corporate governance organizations. We will continue these efforts in 2016.

The MDCC has considered the strong support conveyed by the say on pay voting results and other input received from shareholders, as well as other factors discussed in this Compensation Discussion and Analysis. It has continued to find its existing compensation approach appropriate for the Company and its business in the then-current market environment. In the future, the MDCC will carefully monitor future advisory votes and seek shareholder input through the Company’s shareholder outreach efforts, and, in consultation with its independent compensation consultant, consider changes to the program as appropriate.

Independent Compensation Consultant

In 2015, the MDCC retained Pearl Meyer & Partners (PM), a compensation consulting firm, to obtain information on compensation levels, programs and practices within certain peer groups and the broader market, provide the MDCC with a report on compensation trends among our peers and the broader market, perform a pay-for-performance assessment, and perform related services. While the MDCC relies on its own judgment and experience and obtains information, analyses and recommendations from management, PM’s work product is a key source of input to the MDCC’s compensation decision making process.

The MDCC has a formal compensation consultant independence policy to ensure that it receives independent and unbiased advice and analysis, and the MDCC’s charter requires it to annually assess such independence. Further, when selecting a compensation committee advisor, the policy and the charter require the MDCC to consider all relevant factors specified by NYSE standards. The policy also prohibits the consultant from providing services of any nature to our Company’s officers and directors personally, and prohibits the consultant from providing to the Company (other than the MDCC) advice related to executive and director compensation, employee compensation and employee benefits. In accordance with its policy and charter requirements, the MDCC has determined that PM continues to be independent and that PM’s work for the MDCC does not raise any conflict of interest.

In addition, the MDCC’s compensation consultant independence policy requires the MDCC to pre-approve any services of a permissible nature proposed to be provided by the consultant to the Company. As a guideline to avoid any actual or perceived conflict of interest or bias, the policy limits the fees paid by the Company for such non-MDCC services to no more than 1% of the consulting firm’s annual gross revenues. In accordance with the policy, the MDCC pre-approved the Company’s acquisition from PM of certain industry compensation surveys which PM makes available generally to companies for a fee. The fees paid to PM for these surveys were less than $10,000, well below 1% of PM’s 2015 annual gross revenues.

Management of Compensation-Related Risk

While risk is inherent in numerous aspects of our business operations, we believe our compensation program has been appropriately designed to manage compensation-related risk. The following are some of the features of our program designed to help us appropriately manage compensation-related risk:

•    An assortment of vehicles for delivering compensation, both fixed and variable, and including cash and equity-based measures with different time horizons, to focus our executives on specific objectives that help us achieve our business plans and create an alignment with long-term shareholder interests.

•    Diversification of incentive-related risk by employing a variety of performance measures.

•    A balanced weighting of the various performance measures to avoid excessive attention to achievement of one measure over another.

•    Pre-established maximum award levels for performance-based awards.

•    Guidelines designed to assure the independence of our compensation consultant, who advises the MDCC as described above.

•    A clawback policy and equity grant procedures, as described below on page 38.

•    Incentive compensation to NEOs based on individual performance and overall Company performance, rather than the performance of specific business units.

•    Stock ownership and retention guidelines as described on page 37.

As discussed on page 5, the MDCC has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the Company. The MDCC concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Company and Individual Performance

We assess Company and individual performance in the following areas, which provide a measurable assessment of executive performance that will build value for our shareholders:

Financial	Bookings, sales, operating income, free cash flow and return on invested capital.
Operational

Product development and program execution evaluated through the use of tools designed to measure operational efficiencies such as Integrated Product Development Systems and the Earned Value Management System.

Customer Satisfaction	Measured through the use of customer satisfaction surveys, performance against program cost and schedule indices, annual customer performance assessment reports and through customer award fees.
People	Development of people, leadership behavior, ethical conduct, employee connect survey results and the development of a diverse and inclusive workforce.

We also consider utilization of Raytheon Six Sigma, a continuous process of improvement effort designed to reduce costs and improve efficiency.

Market Data

In addition, we use two peer groups to assist us in assessing the competitiveness of executive compensation relative to market:

•	A core peer group, which consists of companies that are either aerospace and defense companies or that have substantial aerospace or defense businesses. We also consider a company’s complexity, operations, revenues, net income and market capitalization. We compete to varying degrees for business and talent with the companies in this core peer group. The companies comprising the core peer group are as follows:

General Dynamics Corporation Harris Corporation Honeywell International, Inc. L-3 Communications Holdings, Inc. Lockheed Martin Corporation	Northrop Grumman Corporation Textron Inc. The Boeing Company United Technologies Corporation

•	A broader peer group, comprised of the core peer group listed above and the following seven additional companies from other industries, which we selected on the basis of the comparability of their complexity, operations, revenues, net income and market capitalization to ours:

3M Company Eaton Corporation EMC Corporation Emerson Electric Co.	Illinois Tool Works Inc. Johnson Controls, Inc. Parker-Hannifin Corporation

We review the peer groups annually and from time to time, with input from PM, we change the composition of our peer groups to reflect changes in our strategy and markets, or changes to peer group companies. In 2015, we added Harris Corporation to our core peer group. We removed Motorola Solutions, Inc. from our broader peer group due to changes in its business. In addition, we removed Caterpillar Inc. from our broader peer group, and added Parker-Hannifin Corporation and EMC Corporation, to better align our broader peer group to our current business strategy and model.

The MDCC obtains information on the compensation levels, programs and practices of the companies within the core and broader peer groups. Statistical techniques, such as regression analysis, typically are used to adjust the data for differences in company size. The MDCC also considers market survey data for companies outside of our core and broader peer groups as a general indicator of relevant market conditions and pay practices and as a broader reference point. National compensation consulting firms develop this market survey data and PM provides it to the MDCC. The MDCC also reviews reports on peer compensation trends (levels, mix, vehicles and metrics).

The MDCC establishes and evaluates compensation levels for our NEOs based on market data primarily for our broader peer group, as well as other factors, as discussed below. Accordingly, references to “market,” “market competitive” or similar references throughout this Compensation Discussion and Analysis generally refer to analyses of the broader peer group, except as indicated otherwise. While aggregate target and actual pay levels are analyzed and measured against market data, individual and Company performance can result in compensation for any one individual that varies from the market median. According to a PM-provided market assessment of our NEOs’ 2015 compensation in comparison to compensation for comparable positions in our broader peer group, our CEO’s total direct compensation (base salary plus annual incentive award, long-term annual incentive award and restricted stock) was between the 25th and 50th market percentiles, while the average for the other NEOs closely approximated the 50th market percentile. Variations from the market median for certain NEOs were due to the length of their service periods as Raytheon executive officers, as well as other factors including experience, individual contribution to financial and operational performance, customer satisfaction, and people.

The MDCC also periodically reviews the formulas that determine benefits under our retirement plans, perquisites and our change-in-control and severance arrangements to ensure appropriate integration of these plans into our total compensation strategy. We provide benefits under these plans that are comparable to our peer group companies in order to offer employment packages that attract highly-qualified executives to join us and to keep our compensation competitive in order to retain such executives.

In addition, PM provides the MDCC with a prior-year pay-for-performance analysis when peer group performance data becomes available. Most recently, PM analyzed actual 2014 compensation of our 2014 NEOs, as identified in the Company’s 2015 proxy statement, using 2014 peer performance data. The analysis assessed the correlation between our short-term pay (annual incentive award) and short-term performance and our long-term pay (long-term incentive awards and restricted stock) and long-term performance relative to the peer group over a three year period. PM considered reported financial results and total shareholder return in making its determination as to Company and peer performance. For 2014, PM concluded that Raytheon continued to exhibit alignment between its short-term annual incentive award pay-out percentage and relative performance on a short-term basis. PM also determined that realizable long-term pay was somewhat below the Company’s long-term performance relative to its peers. This was attributable to a number of factors including the Company’s CEO being new to his role in 2014 and the impact of one-time special pay arrangements at certain peer companies.

Elements of Our Compensation Program

Our program consists primarily of the following total direct compensation elements:

•	Base salary;

•	Annual cash incentive awards (Results-Based Incentive, or RBI, awards); and

•	Long-term equity incentive awards consisting of performance-based restricted stock units (under our Long-Term Performance Plan, or LTPP) and time-based restricted stock/restricted stock units (Restricted Stock).

The executive compensation program is rounded out with perquisites and other executive benefits. See page iii for an illustration of how each element addresses our compensation objectives.

Total Direct Compensation Mix

The MDCC annually reviews the relative mix of our compensation elements to those of the market for comparable positions. Specifically, we review the total direct compensation opportunity (i.e., the sum of base salary, target annual and target long-term incentives) in the following categories:

•	Fixed versus variable

•	Short-term versus long-term

•	Cash versus equity-based

Of the three primary categories of total direct compensation, our executive compensation is heavily weighted towards the variable, performance-based elements, and towards the long-term and equity-based elements, as illustrated by the tables on page iv. For 2015, 89% of total direct compensation for our CEO consisted of variable compensation in the form of RBI, LTPP and Restricted Stock awards, with only 11% consisting of fixed compensation (base salary). With respect to our NEOs other than our CEO as a group, 80% of total direct compensation consisted of variable compensation in the form of RBI, LTPP and Restricted Stock awards, with only 20% consisting of fixed compensation (base salary). According to an analysis performed by PM, these weightings were in line with those of our peer groups for executives holding comparable positions. The MDCC does not establish any fixed relationship between the compensation of our CEO and that of any other NEO. Using market data as a general reference point, we believe that the differences between our CEO’s compensation and the compensation of the other NEOs are consistent with differences that exist at comparable companies and are consistent with our executive compensation philosophy.

Base Salary

The MDCC reviews the base salaries of our executive officers annually and whenever an executive changes position. Our CEO makes salary recommendations to the MDCC with respect to his direct reports. To maintain competitive levels, we refer to the market median of base salaries for comparable positions in our broader peer group to set our NEOs’ base salaries and any annual salary increases. However, we also consider the executive’s experience for the position, time in role, and individual contribution to financial and operational performance, customer satisfaction, and people, which factors could cause any one executive officer’s base salary to vary from the market median. Annual merit-based salary increases are an integral part of the annual performance management process and are used to reward and reinforce desired behaviors and maintain competitive market positions. In 2015, the CEO’s base salary increased by 12% for the second year of his role, bringing him closer to the 50th market percentile for his position. The remaining NEOs’ base salaries, on average, closely approximated the 50th market percentile.

Annual Cash Incentives – RBI

We award annual incentives under our Results-Based Incentive (RBI) Plan to focus our executive officers on attaining pre-established annual performance goals. Under the RBI Plan, each executive officer is assigned a pre-established target payout. The executive officer then receives an actual payout, based on the executive’s individual performance, from a funded incentive pool based on the Company’s performance measured against pre-established financial goals as illustrated below:

As a result, our executives’ RBI awards are variable and depend on both Company performance and individual performance. In addition, to drive alignment and collaboration across the enterprise, all executive officer RBI awards, including for those who are leaders of individual businesses, are based on total-Company RBI pool funding and not on a business unit’s funded RBI pool.

Individual Targets. At the beginning of each year, the MDCC sets, for each executive officer, individual RBI payout targets as a percentage of base salary, as well as threshold and maximum payout amounts. We generally set the target RBI amount for each executive at the median of our broader peer groups’ annual cash incentives for employees in similar positions. In order to encourage and reward extraordinary performance, we structure our executives’ RBI awards such that the actual payment can approach or exceed the 75th percentile if the executive exceeds individual performance goals.

Total-Company Funding. At the beginning of each year, the MDCC sets performance goals under selected financial metrics for the Company and each of our businesses. Total-Company and individual business RBI pools are funded based on the extent to which these goals are achieved.

For 2015, consistent with past practice since 2012, the MDCC selected bookings, net sales, free cash flow (FCF), and operating income from continuing operations in the weightings set forth below for determining the RBI pool’s funding level.

Metric	Weighting	Description and Rationale for Selection as RBI Metric
Bookings	20%	Forward-looking metric that measures the value of new contracts awarded to us during the year; indicator of potential future growth.

Net Sales	30%	Growth metric that measures our revenue for the current year.

FCF(1)	20%	Measure of cash generated in a given year available for use in strategic investments to grow our businesses or otherwise generate return to our shareholders.

Operating Income from Continuing Operations(1)	30%	Measure of our profit from continuing operations for the year, before interest and taxes, and after certain non-operational adjustments.

(1) FCF and Operating Income from Continuing Operations are non-GAAP financial measures. See the narrative disclosure to the Grants of Plan-Based Awards Table on page 45 for a description of how these financial measures are calculated.

These metrics, considered in the aggregate, are strong indicators of our overall performance and our ability to create shareholder value. They are balanced among long-term and short-term performance, growth and efficiency and are aligned with our business strategies. For example, we continue to focus on growing our business in core defense and new markets, both domestic and international, and we expect our success in this area to be reflected in our bookings in the shorter-term and net sales in the longer-term. In addition to growing our business, we maintain a strong focus on program execution in order to maximize operating income and cash.

The MDCC sets, for each metric, a specific target Company performance goal and a defined performance range – consisting of a threshold (minimum) and maximum performance level. If we do not achieve the threshold performance level for a particular metric, then we do not allocate funds to the RBI funding pool based on that metric. Funding of the pool for any one metric is capped once performance achieves or exceeds the maximum performance level set for that metric. We also establish a funding scale of 75% to 150% of target for each financial metric. The funds allocated to the RBI pool for that metric correspond to the Company’s degree of achievement of the metric within the performance range discussed above.

The RBI financial metric targets are based on our annual operating plan for that year. The annual operating plan represents management’s view of the expected performance of the Company as a whole and its individual businesses for the coming year based on identified challenges, risks and opportunities. The annual plan is built using a rigorous “bottom up” approach. Each business’ proposed plan is carefully considered and scrutinized by management through multiple reviews. Often management requires the businesses to increase or “stretch” their plan financial targets and incorporate other changes. Based on the annual plans of the businesses, management prepares the Company’s annual operating plan which is finalized after review, assessment and approval by the Board. In addition, consistent with past practice, Company performance against these financial metric targets, which are established at the beginning of the year and based on anticipated operational performance during the year, is adjusted to account for the impact of certain matters not factored into the annual operating plan, such as acquisitions and dispositions that occur after the applicable targets are established, and certain non-operational items.

The following table summarizes, for the 2015 total-Company RBI pool, the pre-established performance target and the ultimate funding percentage for each financial metric based on the Company’s 2015 results:

Financial Metric (Weighting)	Performance Target	RBI Funding
Bookings (20%)	$22.93B	108.9%
Net Sales (30%)	$22.50B	106.3%
FCF (20%)	$1.76B	108.5%
Operating Income from Continuing Operations (30%)	$2.67B	123.5%

Total-Company Funding Level		112.4%

The total-Company funding level of 112.4% reflects the Company’s strong growth and operational performance in 2015 across all RBI metrics.

Achievement of Individual Performance Goals. While funding of the total-Company RBI pool is based on Company financial performance, an executive officer’s RBI award also is based on the executive’s achievement of individual performance goals. If an executive under-performs in relation to his goals, his RBI award could fall below the funded target level or even be zero if threshold performance is not achieved. Alternatively, an executive who exceeds his performance goals could receive more than the funded target level, up to a cap of 200% of target.

Individual executive officer performance goals are established annually, and are primarily comprised of quantifiable goals. Some subjective measures are also included. The MDCC recommends, and the full Board (excluding the CEO) approves, our CEO’s goals. In connection with his annual performance evaluation, our CEO provides to the MDCC a written self-appraisal assessing his performance against these goals. The MDCC discusses our CEO’s performance and provides a preliminary performance evaluation. The MDCC’s preliminary evaluation is then discussed by all of the independent directors in an executive session of the Board. Based on this evaluation, the MDCC recommends, and the full Board (excluding the CEO) approves, the CEO’s RBI award and other compensation. Our CEO receives performance feedback directly from the Lead Director and the Chair of the MDCC. For our other executive officers, our CEO provides input to the MDCC both with regard to the establishment of performance goals and the determination of the extent to which goals are met.

Examples of individual performance goals for our NEOs for 2015 include:

•     Financial goals within the individual’s business or functional area;

•     Establishing and maintaining strong customer relationships through excellent program performance and providing innovative solutions;

•     Successfully managing human resources and developing a more effective organization within the individual’s business or functional area;

•     Improving employee connect survey results;

•     Achieving exemplary regulatory compliance;

•     Increasing energy efficiency and successfully implementing workplace safety initiatives;

•     Demonstrating effective leadership behaviors; and

•     Promoting a culture of innovation through respect and inclusion.

This individual assessment promotes accountability for each executive’s performance and helps differentiate our executives’ compensation based on performance. Thus, while the target incentive award for each executive is set with reference to the market median for his position as discussed above, in order to encourage and reward extraordinary performance, our RBI awards are structured so that the actual payout under an executive officer’s award can approach or exceed the 75th percentile if such executive exceeds his individual performance goals. Based on Company and individual performance in 2015, our NEOs received RBI amounts that were above the relevant funded RBI level. A summary of each NEO’s 2015 individual performance follows:

  Thomas A. Kennedy

•     Returned the Company to top line growth.

•     Led the Company to strong share price performance and strong performance against its business plan, resulting in a 17.54% total shareholder return.

•     Continued the Company’s return of capital to shareholders via dividends and share repurchases, while maintaining a strong balance sheet.

•     Executed our growth strategy, resulting in global demand across the Company’s missile defense, electronic warfare, cybersecurity, C5ISR, and training portfolio. Key 2015 international awards include Patriot Air and Missile Defense Systems contracts for Saudi Arabia and the Republic of Korea and the second phase of the Air Defense Operations Center for Qatar.

•     Led the Company’s increased presence in the commercial cybersecurity market with the acquisition of Websense, Inc. and resulting formation of Forcepoint, a new cybersecurity joint venture company.

•     Promoted continued Company excellence in corporate governance and responsibility, diversity and inclusion, health and safety, and sustainability. In 2015, Raytheon received the 2015 Corporate Leadership Award by Transparency International-USA and the Energy Star Partner Award from the U.S. Environmental Protection Agency and has been recognized as one of the 100 Best Corporate Citizens by Corporate Responsibility Magazine.

  Anthony F. O’Brien

•     Facilitated an organizational focus on corporate strategy, program execution and global growth.

•     Contributed significantly to the delivery of strong financial performance against the Company’s business plan.

•     Promoted initiatives to simplify processes and gain efficiencies in key areas for the Company.

•     Provided critical finance leadership for Raytheon’s acquisition strategy, including the acquisition of Websense, Inc. and resulting formation of Forcepoint.

•     Drove the integration of Forcepoint, including the implementation of systems and controls, and provides ongoing operational support.

•     Led the Company’s investor outreach to enhance investors’ understanding of Raytheon’s strategy and value creation.

  David C. Wajsgras

•     Led the Company’s Intelligence, Information and Services (IIS) business to exceed its 2015 bookings goal, resulting in a solid book to bill ratio for the year.

•     Managed IIS effectively, resulting in IIS achieving its 2015 operating margin goal.

•     Focused effectively on operational execution and collaborated closely with IIS customers to implement significant operational changes.

•     Drove business development resulting in several new program awards, including: DOMino, a large U.S. Government cybersecurity program, a sustainment services award for the North American Aerospace Defense Command, and two major Launch and Test Range operations for the United States Air Force.

•     Played a key role in the Company’s commercial cybersecurity strategy and the successful acquisition of Websense, Inc.

  Frank R. Jimenez

•     Successfully guided the Company’s legal and regulatory affairs, compliance programs and corporate governance from a global perspective.

•     Played a key role in the successful acquisition of Websense, Inc. and resulting formation and integration of Forcepoint.

•     Drove substantial improvements in the Company’s global trade compliance function and created a dedicated legal department providing enterprise-wide support in information technology, privacy, and shared services.

•     Provided leadership and operational management for the Company’s ethics and governance functions, sustainability program, and safety culture.

  Richard R. Yuse

•     Led the Company’s Space and Airborne Systems (SAS) business to meet or exceed its 2015 goals with respect to sales, backlog and operating profit, while achieving strong international bookings.

•     Strategically addressed changing market dynamics by effectively focusing SAS on key technology investments that position the business for future growth, as reflected in new awards in the Electronic Warfare segment and Integrated Communications Systems and Space programs.

•     Created a program and technology portfolio with synergies across the Department of Defense, Intelligence Community and international markets.

  Taylor W. Lawrence

•     Led the Company’s Missile Systems (MS) business unit to solid performance in 2015, exceeding goals for sales, bookings, operating profit and cash flow.

•     Successfully managed MS’s efforts to capitalize on global demand for MS products, resulting in the business achieving a new record for bookings.

•     Drove a business focus on productivity and customer success, as demonstrated by the first successful flight tests of the Standard Missile 3 Block IIA, which was co-developed with Japan.

•     Led the continued development and investment by MS in new, innovative technologies with the goal of providing rapid, high-quality, affordable mission capability to its customers.

Long-Term Equity Incentives – LTPP and Restricted Stock

Our NEOs receive long-term equity incentive awards in the form of performance-based restricted stock units pursuant to our Long-Term Performance Plan (LTPP) and time-based restricted stock/restricted stock units (Restricted Stock).

We target our NEOs’ aggregate long-term incentive awards, on average, between the 50th and 75th percentiles of the market for long-term incentives for employees in similar positions. The LTPP and Restricted Stock awards granted to our NEOs in 2015 are set forth in the Grants of Plan-Based Awards table on page 44.

LTPP. The LTPP provides awards of performance-based restricted stock units that vest at the end of a three-year performance cycle based upon the achievement of specific pre-established levels of Company performance against financial metrics selected by the MDCC. LTPP awards may be settled in our common stock or in cash, as selected by the MDCC. While LTPP awards have a three-year performance cycle, they are granted annually to provide continuity of opportunity and marketplace consistency. The performance goals for each of the 2015-2017, 2014-2016 and 2013-2015 performance cycles are based on return on invested capital (ROIC), cumulative free cash flow (CFCF) and total shareholder return (TSR) in the weightings set forth below.

Metric	Weighting	Description and Rationale for Selection as LTPP Metric
ROIC(1)	50%	Measure of how efficiently and effectively we use capital to generate returns.

CFCF(1)	25%	Measure of cash generated over the three-year performance period that is available for use in strategic investments to grow our businesses or otherwise generate return to our shareholders.

TSR(1)	25%	Measure of our stock price appreciation, including reinvested dividends, over the three-year performance period in comparison to our core peers’ stock performance over the same period; provides a percentile ranking.

(1) ROIC, CFCF and TSR are non-GAAP financial measures. See the narrative disclosure to the Grants of Plan-Based Awards Table on page 45 for a description of how these financial measures are calculated.

We believe that these three performance measures, considered in the aggregate, fairly represent the Company’s overall performance, and Company performance in these areas leads to the creation of long-term value for our shareholders. For example, CFCF is a useful measure because our ability to generate cash efficiently will continue to be critical to our ability to fund our operations and grow our business. We use ROIC to measure how efficiently and effectively we are using our capital to generate returns, including through investments and acquisitions. We use comparative TSR because investors recognize it as an appropriate measure to incentivize executives and to achieve alignment with our shareholders’ interests. However, our comparative TSR performance may be impacted by factors not necessarily related to our performance. For example, the TSR of our core peer companies may be impacted by extraordinary events on financial results, or may be impacted differently by macroeconomic and other business factors due to their different mixes of commercial and defense businesses.

The MDCC sets, for each metric, a specific target Company performance goal as well as threshold (minimum) and maximum Company performance levels. LTPP awards are paid out, at the end of their three-year cycles, on a sliding scale depending on Company performance against these predetermined goals. In each case, the goals are independent and additive, which means that if we miss the threshold performance as to one measure, no credit would apply to that element, but could be made up for by above-target performance in another area. The MDCC sets, for each executive, a target LTPP payout opportunity for each performance cycle. Depending on Company performance, an executive can receive, with respect to any particular LTPP performance period: no payout, his target payout, a fraction of his target payout, or a multiple of his payout capped at 200%.

In setting the target Company performance goals for each of the LTPP metrics, we start with our five-year financial plan. The five-year plan represents management’s long-term view of the potential performance of the Company for such period, based on identified future challenges, risks and opportunities, and is reviewed by our Board. We take the three relevant years within the five-year strategic plan and derive a three-year set of financial targets. This set of targets is reviewed by the MDCC and is used for setting the three-year LTPP target performance metrics. The LTPP targets are established at the beginning of each three-year cycle, when the performance results are uncertain. We do not make changes in the LTPP targets as a result of subsequent revisions to our business projections. However, due to the environment of economic and industry uncertainty over the past several years, and the challenges of setting three-year performance targets in such environment, the MDCC has provided for the possibility of adjustments to performance for the 2011-2013, 2012-2014, 2013-2015 and 2014-2016 LTPP performance cycles. Such potential adjustments are intended to take into account differences between the conditions reasonably assumed when metrics were established and the actual conditions that might take place during such performance cycles. The conditions are regarded as largely outside the control of the Company and generally relate to Department of Defense (DoD) budget and contract award uncertainties and, for certain performance cycles, the timing of international contract awards. The potential adjustments were predetermined using clearly articulated objective criteria established at the time of the MDCC’s approval of the performance metrics for the respective plan period and made subject to a cap. The performance criteria are not subject to further adjustment, although the MDCC retained discretion to adjust awards downward in compliance with Section 162(m) of the U.S. Internal Revenue Code. Based on management’s recommendation and an assessment of overall economic conditions and the DoD budget and contracting environment, the MDCC did not provide for similar adjustments for the 2015-2017 and 2016-2018 LTPP performance cycles.

Given that the LTPP financial metric targets are long-term estimates of potential Company performance, it is difficult to predict accurately whether they will be met. The Company’s performance during the period may be impacted by a wide range of known and unknown factors, including geo-political events, macroeconomic conditions and other matters beyond our control. As a result, it is too early to tell how our future financial performance will affect future LTPP awards.

Shortly after the performance results for the three-year performance cycle are determined, we settle each award based upon our actual performance relative to the LTPP performance goals, plus an amount equivalent to dividends that would have been paid during the performance cycle on the shares ultimately issued under the award (assuming those dividends had been reinvested in our common stock).

The following table summarizes, for the 2013-2015 LTPP award cycle, our performance in the three performance metrics and the corresponding funding for such metrics. As discussed above, the 2013-2015 LTPP awards were subject to adjustment for lower DoD budgets and the timing of international contract awards during the cycle. Because it was not added to the core peer group until 2015, Harris Corporation was not included in the comparative TSR measurement. As determined by the MDCC, the final ROIC and CFCF performance measurements reflect an adjustment for the DoD budget but not for the timing of international contract awards. The overall payout factor of 179.2% of target reflects strong Company performance during the performance cycle, notwithstanding the challenges presented by and the impact of sequestration on the DoD budget.

Financial Metric (Weighting)	Performance Against Targets	Funding
ROIC (50%)	14.40% (pre-established target of 12.35% and maximum of 13.93%)	100.0%

CFCF (25%)	$6,320 million (pre-established target of $5,234 million and maximum of $6,734 million)	37.5%

TSR (25%)	Ranked third within our core peer group (with funding dependent on our relative rank compared to our core peer group of 9 companies, including ourselves)	41.7%

	Overall Payout Factor %	179.2%

Restricted Stock Awards. Generally, time-based restricted stock awards granted to our NEOs in 2015 vest in three equal tranches on each of the second, third and fourth anniversaries of the grant date, provided, other than as noted below, the executive is then still employed by the Company. The two-year vesting period for the first tranche, and the four-year vesting period for the entire award, are effective ways to promote retention of our executives.

As previously discussed in the 2014 proxy statement and other public disclosures, in 2013, the MDCC determined that, beginning in 2014, time-based awards to retirement-eligible employees (who, as of award date, have attained the age of 60 with at least ten years of service with the Company) including eligible executive officers, will generally be in the form of restricted stock units that continue to vest (but do not accelerate) on the scheduled vesting dates into retirement, subject to the employee’s compliance with certain post-employment covenants, including non-competition, non-solicitation of employees, non-interference with contractual arrangements, confidentiality and cooperation in certain specified instances. In making this determination, the MDCC received input from PM and assessed a number of considerations, including peer company practices, uncertainties in the aerospace and defense industry, and considerations associated with organizational change.

Perquisites and Other Executive Benefits

While they are a relatively small portion of our executives’ total direct compensation opportunities, perquisites and other executive benefits are important to ensure competitiveness at the senior leadership level. Under our executive perquisite policy, we provide our executive officers a car allowance, financial planning services, executive physicals and life insurance coverage benefits. We also provide other perquisites to certain executives in limited circumstances due to our security and personal safety requirements. Individually and in the aggregate, the perquisites we provide to our NEOs are comparable in scope to those provided by the companies in our peer groups, particularly in the core peer group of aerospace and defense companies.

Retirement Benefits and Deferred Compensation

Retirement Benefits. Retirement benefits also fulfill an important role within our overall executive compensation objective because they provide an element of financial security that promotes retention. Our retirement program, including the amount of benefit, is comparable to those offered by the companies in our peer groups and, as a result, ensures that our executive compensation remains competitive.

We maintain the following broad-based retirement plans:

•	the Raytheon Savings and Investment Plan (RAYSIP), a tax-qualified defined contribution retirement plan (401(k) plan) in which all of our executive officers are eligible to participate;

•	tax-qualified, defined benefit pension plans in which all of our executive officers are eligible to participate, except those who joined us after December 31, 2006; and

•	the Retirement Income Savings Program (RISP) within RAYSIP, a tax-qualified defined contribution plan for employees who joined us after December 31, 2006 in lieu of one of our defined benefit pension plans.

We also sponsor certain other non-qualified retirement plans, including:

•	the Raytheon Excess Pension Plan, a nonqualified excess pension plan which provides benefits that would have been provided to a participant under the tax-qualified pension plan but for compensation limits imposed under the U.S. Internal Revenue Code (IRC); and

•	the Raytheon Company Supplemental Executive Retirement Plan (SERP), a nonqualified plan for eligible senior executives, including our NEOs, designed to replicate, but not exceed, the retirement benefit that a mid-career person joining the Company would achieve under the qualified and excess pension plans had such person begun his or her career with Raytheon.

The SERP benefit (35% of final average compensation after 10 years of service and age 55, increasing by 3% of final average compensation for every additional year of service up to a maximum of 50% of final average compensation) is offset by amounts payable under our other Company pension plans, any prior employer plan and Social Security and, in the case of Mr. Jimenez, the annuity value of his account in the RISP. Messrs. Kennedy and Yuse will not receive a payment under the SERP because each of their pension benefits under the formula in our qualified and excess pension plans exceeds the maximum 50% of final average earnings that the SERP would provide in connection with a retirement. Because the SERP has offsets for the pension plan benefits, there would be no excess benefit payable under the SERP. Our other NEOs could be eligible for SERP benefits, depending on when they retire.

Each of the above retirement plans, including the SERP, is described in more detail under the heading “Pension Benefits” beginning on page 49.

Deferred Compensation Plan. We maintain the Raytheon Deferred Compensation Plan under which employees, including our NEOs, who are projected to reach the IRC compensation limit may elect to defer amounts in excess of the contribution limit (3% to 50% of their salary and 3% to 90% of their annual RBI plan awards) and receive tax-deferred returns on those deferrals. We make a matching contribution of up to 4% of deferrable compensation. In addition, with respect to employees who joined us after December 31, 2006 and therefore are not eligible for our tax-qualified defined benefit pension plans, we make contributions, pursuant to the Deferred Compensation Plan, of 2.5% to 9% of eligible compensation over the IRC compensation limit. The provision of this deferral opportunity is a competitive practice in the marketplace. For more information on our Deferred Compensation Plan, see “Nonqualified Deferred Compensation” on page 51.

Severance Pay Arrangements

Executive Severance Guidelines. Our employees, including our NEOs, are employees at-will and do not have long-term employment contracts with the Company. The at-will employment status of our employees affords us the necessary flexibility to remove employees when appropriate under the circumstances. However, in order to retain and attract highly-qualified executives who may otherwise desire the protection of long-term employment contracts, we offer specified severance benefits under our executive severance guidelines. The severance benefits under these guidelines provide a salary continuance of base salary and target annual incentive award, and continuation of health and welfare benefits, for two years for our CEO and our executive officers who were first elected prior to January 1, 2010. For new officers, other than an officer in the CEO role, first elected on or after January 1, 2010, our severance guidelines provide a salary continuance of base salary and target annual incentive award, and continuation of health and welfare benefits, for one year. In addition, certain Raytheon pension plans provide for continuation of pension benefits following severance. For more information, see “Pension Benefits” beginning on page 49.

Change-in-Control Agreements. Separate from our executive severance guidelines, we have change-in-control agreements with our executive officers that have been reviewed and approved by the MDCC. Changes in corporate control are often accompanied by changes in the corporate culture and job losses, especially at executive levels. If a transaction affecting corporate control of Raytheon were under consideration, we expect that our executives would naturally be faced with personal uncertainties and distractions about how this might affect their continued employment by the Company. By entering into change-in-control agreements before any such transaction is contemplated, we hope to focus our executives’ full attention and dedication on our shareholders’ best interests, despite any threatened or pending change-in-control, and to encourage our executives to stay with the Company until the transaction is completed. The agreements do this by providing a meaningful severance benefit in the event that a change-in-control occurs and, within the 24 months after the change-in-control, the executive is either terminated without cause or resigns due to a material reduction in compensation or a material change in the executive’s job duties without his consent. These agreements are not intended to provide a windfall to our executives occasioned by a change-in-control. The agreements provide for a “double trigger” such that an executive would only receive such benefits upon a qualifying termination following a change-in-control, and not simply upon a change-in-control. Our executive severance guidelines described above do not apply to such a qualifying termination following a change-in-control, so there would be no duplication of benefits. In 2013, the MDCC revised the guidelines applicable to change-in-control agreements to reduce the multiple of base salary and target annual incentive award to be provided under such agreements from three to two for business presidents, senior vice presidents and executive vice presidents first hired or elected on or after July 31, 2013, and from two to one for vice presidents on the Company’s leadership team first hired or elected on or after July 31, 2013. No change was made to the multiple applicable to the CEO, which remained at three.

Our change-in-control and severance arrangements, including benefit amounts and the conditions under which they are triggered, are comparable to those provided by the companies in our peer groups. For more information on our executive severance guidelines and the terms of our change-in-control agreements, see “Potential Payments Upon Termination or Change-in-Control” beginning on page 52.

Compensation Policies

Stock Ownership and Retention Guidelines

To reinforce our culture and expectation of long-term share ownership, we have implemented stock ownership guidelines for our elected officers. (See the following table.) In 2013, the guidelines were amended to increase the threshold ownership requirements for our CEO and elected Vice Presidents, and to create a new requirement for our then new COO role. These guidelines are designed to ensure sustained, meaningful executive share ownership, align executive long-term interests with shareholder interests, and demonstrate our officers’ commitment to enhancing long-term shareholder value. The MDCC and the Board’s Governance and Nominating Committee regularly review the requisite ownership levels, as well as attainment of these ownership levels, by our elected officers. As of December 31, 2015, each of our NEOs had met or exceeded his stock ownership requirements.

Ownership Guidelines	• CEO: 6 x base salary • COO: 4 x base salary • Senior Vice Presidents: 3 x base salary • Business Presidents: 3 x base salary • Other Elected Vice Presidents: 2 x base salary
Time to Meet Requirements

•     5 years from date on which guidelines become applicable to the officer.

•     Officers may not dispose of Company stock until attaining ownership thresholds and thereafter must maintain specified ownership levels.

Policy Against Hedging with Respect to Company Stock

To assure alignment with the long-term interests of our other shareholders, under the Company’s Insider Trading Policy, our officers, as well as other employees and non-employee directors, may not engage in:

•	Short sales of Company stock or transactions in any derivative of a Company security, including, but not limited to, puts, calls and options (other than the receipt and exercise of options that might be granted by the Company pursuant to a Company compensation plan), nor

•	In any type of hedging or similar monetization transaction involving company securities, including, but not limited to, financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, nor

•	Other transactions that would permit the holder to own Company securities without the full risks and rewards of ownership.

Restatement Clawback Policy

Our executives’ compensation is subject to a Restatement Clawback Policy which gives the Board the right to recover RBI payments, LTPP awards and restricted stock awards made on or after January 1, 2009 to any elected officer, to the extent that such payments or awards were inflated due to erroneous financial statements substantially caused by the executive’s knowing or intentionally fraudulent or illegal conduct. The policy is designed to increase the likelihood that the Company will be successful if it seeks to recover the portion of an executive’s incentive compensation attributable to inflated financial results caused by the executive’s malfeasance.

Tax Considerations

Under Section 162(m) of the U.S. Internal Revenue Code, there is a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to compensation paid to certain of our NEOs. However, qualified performance-based compensation will be exempted from the deduction limit if specified requirements are met. One of these requirements is that shareholder approval of the material terms of the performance goals for these awards be obtained at least every five years. To maintain flexibility in compensating our executives, the MDCC reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the MDCC believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualified performance-based compensation under
Section 162(m) while others are not. The MDCC has determined that compensation paid pursuant to LTPP awards should generally be structured to be tax deductible and, accordingly, we operate the LTPP intending to comply with the Section 162(m) exemption and have obtained the requisite shareholder approval since 2006. However, neither our annual RBI awards nor our time-based restricted stock awards are eligible for the performance-based compensation exemption from Section 162(m). In the case of our RBI awards, we believe that the ability to exercise judgment about our executives’ individual performance in certain areas that do not easily lend themselves to specific objective measurement, such as effective management of human resources, ethical business behavior and leadership competencies, outweighs the cost to us of the loss of a tax deduction imposed by the limits of Section 162(m).

Other Considerations

Many of our government contracts are cost-reimbursable contracts under which we are reimbursed for our allowable costs. These types of contracts are subject to special regulations about what are and are not allowable costs, which we sometimes take into consideration in structuring our compensation program. For example, since compensation in the form of time-based restricted stock is an allowable cost and stock options are not, in 2004 we began to use consistently restricted stock awards in our executive compensation program rather than stock options.

Equity Grant Practices

Historically, we have not timed the grant of equity awards to coincide with, precede or follow the release of material non-public information. We have an internal policy on equity grant practices, approved by the MDCC, which provides, among other things, that equity awards shall be approved only at regularly scheduled meetings of the MDCC or Board, that equity awards granted to new employees or directors or promoted employees shall be considered by the MDCC or Board at a regularly scheduled meeting subsequent to the hire or promotion date, and that equity awards shall not be granted with a retroactive effective date.

Agreed-Upon Procedures on Compensation Tables

As part of the Company’s annual governance procedures, our independent registered public accounting firm is engaged to perform certain agreed-upon procedures determined by the Company and the Audit Committee of our Board, with respect to the information provided in the compensation tables related to the NEOs.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee is comprised entirely of independent directors. The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Management Development and Compensation Committee

William R. Spivey, Chairman,

Robert E. Beauchamp, James E. Cartwright, George R. Oliver and Ronald L. Skates

The above report of the Management Development and Compensation Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Summary Compensation Table

The following table sets forth the compensation for each of our NEOs in all capacities for the fiscal years ended December 31, 2015, 2014 and 2013, other than Messrs. O’Brien and Jimenez, who became NEOs in 2015, and Mr. Lawrence, who was not an NEO in 2014 or 2013.

The table below was prepared in accordance with SEC requirements. The total compensation presented below does not necessarily reflect the actual total compensation received by our NEOs or the Company’s view of their total compensation opportunities in 2013-2015. More specifically, the amounts under “Stock Awards” do not represent the actual amounts paid to or realized by our NEOs for these awards during 2013-2015 and simply represent the aggregate grant date fair value of awards granted in those years for financial reporting purposes. The Long-Term Performance Plan (LTPP) awards are subject to future Company performance and, like the time-based restricted stock/restricted stock unit awards, are subject to future vesting periods. Likewise, the amounts under “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” which represent the change in the actuarial present values of such officers’ accumulated pension benefits based on the same assumptions we use for financial reporting purposes, do not reflect amounts paid to or realized by our NEOs during 2013-2015. While the MDCC considers pension benefits, perquisites and other executive benefits in the context of an assessment of the overall competitiveness of the Company’s compensation, the general focus is on total direct compensation and the elements thereof in making compensation decisions. For information regarding the 2013-2015 NEO compensation opportunities, see our supplemental table on page v in “Proxy Summary – Executive Compensation.” The supplemental table is not a substitute for the required table below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3)(4) ($)		All Other Compensation(5) ($)	Total ($)
Thomas A. Kennedy	2015	$1,196,467	$—	$8,146,724	$—	$3,046,500	$7,581,207	(6)	$406,917	$20,377,815
Chairman and	2014	1,057,698	—	7,222,279	—	2,500,000	2,630,251		323,136	13,733,364
Chief Executive Officer	2013	664,017	—	3,318,290	—	1,200,000	2,415,847		142,436	7,740,590

Anthony F. O’Brien	2015	$485,686	$—	$1,854,885	$—	$608,400	$200,462		$84,692	$3,234,125
Vice President and
Chief Financial
Officer*

David C. Wajsgras	2015	$952,887	$—	$2,618,605	$—	$1,114,400	$470,348		$361,838	$5,518,078
Vice President,	2014	929,694	—	2,922,243	—	1,100,000	1,055,542		152,328	6,159,807
and President,	2013	901,434	—	2,571,068	—	1,100,000	218,627		158,674	4,949,803
Intelligence, Information and
Services*

Frank R. Jimenez	2015	$627,706	$—	$3,398,864	$—	$764,300	$—		$703,881	$5,494,751
Vice President,
General Counsel and
Corporate Secretary

Richard R. Yuse	2015	$747,763	$—	$2,618,605	$—	$887,100	$597,130		$360,598	$5,211,196
Vice President, and	2014	678,268	—	2,919,487	—	800,000	1,653,168		158,850	6,209,773
President, Space and	2013	631,138	—	2,518,343	—	700,000	537,924		164,476	4,551,881
Airborne Systems

Taylor W. Lawrence	2015	$693,474	$—	$2,618,605	$—	$810,900	$315,460		$112,853	$4,551,292
Vice President, and President, Missile Systems

*	Mr. Wajsgras served as CFO prior to Mr. O’Brien’s appointment as CFO in March 2015.

(1)

Amounts represent the aggregate grant date fair values of restricted stock and restricted stock units (RSUs) in accordance with the accounting standard for share-based payments, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The amount for Mr. Jimenez also includes the grant date fair value for a restricted stock award of 14,548 shares granted by the Company in consideration of his forfeiture, at the time he joined Raytheon, of equity awards from his prior employer. Values for time-based restricted stock and RSU awards are based on the stock price on the date of grant and the number of shares (the intrinsic value method). Performance-based RSUs under our LTPP are subject to both internal performance metrics (CFCF and ROIC) as well as market-based performance conditions (TSR). Values for the CFCF and ROIC portions of the awards are computed based upon the intrinsic value method on the date of grant, adjusted for the probability of achievement, while the values for the TSR portion of the awards are based upon the Monte Carlo simulation method. For more information on the assumptions used by us in calculating the grant date fair values for restricted stock, RSUs and LTPP awards, see Note 13: Stock-based Compensation Plans to our financial statements in our 2015 Form 10-K. The values of the 2015-2017 LTPP awards at the grant date of such awards, assuming the highest level of performance conditions will be achieved during the three-year performance cycle, are as follows: Mr. Kennedy – $8,121,732; Mr. O’Brien – $1,804,872; Mr. Wajsgras – $2,256,090; Mr. Jimenez – $1,804,872; Mr. Yuse – $2,256,090; and Mr. Lawrence – $2,256,090. For more information, including potential payouts under 2015-2017 LTPP awards, see “Grants of Plan-Based Awards” beginning on page 44 and “Compensation Discussion and Analysis – Elements of Our Compensation Program – Long-Term Equity Incentives – LTPP and Restricted Stock” beginning on page 33.
(2)	Represents amounts earned pursuant to Results-Based Incentive (RBI) awards for 2015, 2014 and 2013 but which were paid in 2016, 2015 and 2014, respectively. A description of the material terms and conditions of the 2015 RBI awards can be found on page 45 under the heading “Grants of Plan-Based Awards – Annual Cash Incentives – RBI.”
(3)	The amounts represent the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and pension plans (including supplemental plans) from the end of the preceding year to the end of the reported year. Generally, these amounts represent the change in value of the NEO’s benefit due to an additional year of service, changes in compensation and changes in the discount rate. The amounts were computed using the same assumptions we used for financial reporting purposes under the accounting standard for employers’ accounting for pensions. Actual amounts paid under our plans are based on assumptions contained in the plans, which may be different than the assumptions used for financial statement reporting purposes.
(4)	None of the NEOs received any earnings on their deferred compensation based on above-market or preferential rates (as defined by the SEC). For more information on our Deferred Compensation Plan, see “Nonqualified Deferred Compensation” on page 51.
(5)	All Other Compensation amounts include, as applicable, (a) the value of perquisites and personal benefits (as defined by the SEC), (b) the amount of tax gross-ups, (c) the amount of Raytheon contributions to qualified and nonqualified defined contribution plans, (d) the value of insurance premiums paid, and (e) a one-time payment to Mr. Jimenez as described below. Where the value of the items reported in a particular category for a NEO exceeded $10,000 in 2015, those items are identified and quantified below.

(a) Perquisites and Personal Benefits

Under our executive perquisites policy, each of the NEOs is entitled to receive certain perquisites, including a car allowance of up to $18,000 per year (other than our CEO who is entitled to a $25,000 allowance), financial planning services of up to $15,000 per year, and participation in the Executive Health Program (benefits of up to $2,000 per year).

•	Mr. Kennedy’s amount includes an aggregate of $189,051 for personal use of Raytheon aircraft, a car allowance, financial planning services, personal use of a Raytheon-leased car and certain driving services, an executive physical, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request, certain items related to his attendance at an employee event and home security system expenses.

•	Mr. O’Brien’s amount includes an aggregate of $25,938 for a car allowance, financial planning services, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request, and certain items related to his attendance at an employee event.

•	Mr. Wajsgras’ amount includes an aggregate of $182,767 for relocation benefits, a car allowance, financial planning services, personal use of Raytheon aircraft, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request and certain items related to his attendance at an employee event.

•	Mr. Jimenez’s amount includes an aggregate of $125,340 for relocation benefits, a car allowance, financial planning services, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request, an executive physical and certain items related to his attendance at an employee event.

•	Mr. Yuse’s amount includes an aggregate of $196,663 for relocation benefits, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request, a car allowance, financial planning services, and certain items related to his attendance at an employee event.

•	Mr. Lawrence’s amount includes an aggregate of $32,199 for a car allowance, financial planning services, and certain items related to his attendance at an employee event.

Personal use of corporate aircraft – For reasons of security and personal safety, we require Mr. Kennedy generally to use Raytheon aircraft for all air travel, including for personal purposes. We determined our incremental cost for the personal use of corporate aircraft as follows:

•	We derived an average variable operating cost per hour for such aircraft based on fuel, aircraft maintenance, landing, parking, and catering costs, certain taxes and certain other miscellaneous fees and costs, and the hours flown. Since our corporate aircraft are used primarily for business travel, we did not include fixed costs for such aircraft that generally do not change with usage, such as pilots’ and other employees’ salaries, purchase costs of aircraft and certain hangar expenses.

•	In determining the number of hours that an aircraft was used for personal purposes, we did not include the flight time of any “deadhead” flight, e.g., a return flight on which no passenger was aboard.

•	For trips that involved mixed personal and business usage, we determined the total variable cost attributable to personal use by subtracting the total variable cost of a “business-only” trip from the total variable cost of the whole trip (both personal and business).

In 2015, we incurred incremental costs of $136,016 and $2,370 for personal use of Raytheon aircraft by Messrs. Kennedy and Wajsgras, respectively. As noted above, these amounts were calculated without deadhead flights. Based on our average variable operating cost per hour (as derived above), these deadhead flights would have amounted to an additional $49,604 and $2,329 for Messrs. Kennedy and Wajsgras, respectively.

Personal use of automobiles – All of our NEOs receive car allowances. The NEOs also have access to a pool of Raytheon vehicles and drivers which are generally available for various corporate purposes and which may be used in limited circumstances for uses that may have a personal element. For reasons of security and personal safety, Mr. Kennedy frequently travels in Raytheon-provided vehicles operated by Raytheon-provided drivers for business and personal (primarily commuting) purposes. We determined our incremental cost for Mr. Kennedy’s personal travel in Raytheon-provided vehicles operated by Raytheon-provided drivers as follows:

•	We determined our total annual cost for the vehicle used for personal purposes and then allocated such total cost based on the total miles driven in the year and the number of miles driven for personal purposes.

•	We determined our total cost for the driver and then allocated such amount based on the total hours worked and the estimated number of hours that such driver drove for personal purposes.

Relocation Benefits – Under our key employee relocation policy, we provide certain relocation benefits to our executive officers and certain other key employees, including certain temporary housing and moving expenses. In addition, Mr. Jimenez received the home buyout benefit under this policy, pursuant to which his home was purchased by our third-party relocation agent for fair market value at a price equal to the average of two independent appraisals. In 2015, we incurred incremental costs of $147,169, $98,939 and $144,852 in providing relocation benefits to Messrs. Wajsgras, Jimenez, and Yuse, respectively.

(b) Tax Gross-Ups

In limited circumstances, we make certain items of imputed income to our NEOs tax-neutral to them. In 2015, we made the following amounts in tax gross-up payments relating to imputed income as a result of the executive’s spouse attending Raytheon-related events at our request and, in certain instances, relocation benefits: Mr. Jimenez - $44,512, Mr. Wajsgras – $68,549, Mr. Yuse – $61,197. Consistent with prior years, neither Mr. Kennedy nor Mr. Wajsgras received any tax gross-ups for his individual personal use of Raytheon aircraft.

(c) Contributions to Plans

We make a 4% matching contribution to compensation deferred under our qualified Raytheon Savings and Investment Plan (RAYSIP) 401(k) Plan and under our nonqualified, unfunded Deferred Compensation Plan (3% for Mr. Jimenez based on his date of hire). The Deferred Compensation Plan matching contributions include our matching contribution for deferred 2015 RBI compensation earned in 2015 but made in March 2016. Based on Mr. Jimenez’s date of hire, he was eligible for our Retirement Income Savings Program (RISP) when 2015 RBI compensation was paid in March 2016. We therefore also contributed $30,196 to Mr. Jimenez’s RISP account in connection with his 2015 RBI compensation. For information on our matching and RISP contributions under the Deferred Compensation Plan, see “Nonqualified Deferred Compensation” on page 51. In 2015, we made the following contributions to qualified and nonqualified defined contribution plans for the NEOs:

	Mr. Kennedy	Mr. O’Brien	Mr. Wajsgras	Mr. Jimenez	Mr. Yuse	Mr. Lawrence
RAYSIP 401(k) Plan Match	$10,600	$10,600	$10,600	$7,950	$10,600	$10,600
Deferred Compensation Plan Match	160,134	32,818	72,236	28,999	55,430	49,832
Deferred Compensation Plan RISP	N/A	N/A	N/A	30,196	N/A	N/A

Total	$170,734	$43,418	$82,836	$67,145	$66,030	$60,432

(d) Insurance Premiums

Under our executive perquisites policy, we pay for the premiums for certain insurance policies covering our NEOs, including basic life, executive liability and business travel and accident insurance policies. We also provide our NEOs and certain other executives with a senior executive life insurance benefit for which we impute income to each executive based on the amount of the annual premium for a comparable term life insurance policy and include such amount of imputed income in the value of insurance premiums paid. In 2015, the total value of insurance premiums paid for Messrs. Kennedy, Wajsgras, Yuse and Lawrence were $30,304, $17,686, $36,709, and $10,222, respectively.

(e) One-Time Payment

In 2015, Mr. Jimenez received a one-time cash payment in an amount of $450,000 in consideration of a foregone cash bonus from his prior employer relating to 2014.

(6)	Mr. Kennedy’s change in pension value in 2015 is primarily driven by his increased average compensation for the most recent five-year period as defined in the Raytheon Non-Bargaining Retirement Plan. The increase is due to the replacement of his 2010 compensation with his CEO-level 2015 compensation.

Grants of Plan-Based Awards

The following table sets forth the awards granted to each of our NEOs under any plan during the fiscal year ended December 31, 2015.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas A. Kennedy	1/21/2015	—	—	—	1,356	42,389	84,778	—	—	—	$4,746,720
	3/18/2015	—	—	—	—	—	—	30,722	—	—	3,400,004
	—	$369,601	$2,464,010	$4,928,019	—	—	—	—	—	—	—
Anthony F. O’Brien	1/21/2015	—	—	—	301	9,420	18,840	—	—	—	$1,054,852
	3/18/2015	—	—	—	—	—	—	7,229	—	—	800,033
	—	$74,418	$496,122	$992,243	—	—	—	—	—	—	—
David C. Wajsgras	1/21/2015	—	—	—	377	11,775	23,550	—	—	—	$1,318,565
	3/18/2015	—	—	—	—	—	—	11,747	—	—	1,300,040
	—	$143,692	$957,944	$1,915,888	—	—	—	—	—	—	—
Frank R. Jimenez	1/20/2015	—	—	—	—	—	—	14,548(5)	—	—	$1,543,979
	1/21/2015	—	—	—	301	9,420	18,840	—	—	—	1,054,852
	3/18/2015	—	—	—	—	—	—	7,229	—	—	800,033
	—	$102,002	$680,014	$1,360,029	—	—	—	—	—	—	—
Richard R. Yuse	1/21/2015	—	—	—	377	11,775	23,550	—	—	—	$1,318,565
	3/18/2015	—	—	—	—	—	—	11,747(6)	—	—	1,300,040
	—	$115,499	$769,995	$1,539,990	—	—	—	—	—	—	—
Taylor W. Lawrence	1/21/2015	—	—	—	377	11,775	23,550	—	—	—	$1,318,565
	3/18/2015	—	—	—	—	—	—	11,747	—	—	1,300,040
	—	$105,372	$702,478	$1,404,957	—	—	—	—	—	—	—

(1)	Amounts represent the threshold, target and maximum payout opportunities under the 2015 RBI Plan.
(2)	Amounts represent the threshold, target and maximum payout opportunities pursuant to 2015-2017 LTPP performance-based RSU awards. LTPP payout opportunities range from zero to 200% of target and may be paid in our common stock or in cash, at the discretion of the MDCC. Amounts do not include accrued dividend equivalents.
(3)	Amounts represent time-based restricted stock awards and/or time-based RSU awards.
(4)	Amounts represent the grant date fair value of awards of restricted stock and RSUs granted to the NEO in 2015 in accordance with the accounting standard for share-based payments, disregarding for this purpose the estimate of forfeitures related to service based vesting conditions. Values for awards of time-based restricted stock and RSUs are based on the stock price on the date of grant and the number of shares (the intrinsic value method). Performance-based RSUs under our LTPP are subject to both internal performance metrics (CFCF and ROIC) as well as market-based performance conditions (TSR). Values for the CFCF and ROIC portions of the awards are computed based upon the intrinsic value method on the date of grant, adjusted for probability of achievement, while the values for the TSR portion of the awards are based upon the Monte Carlo simulation method. Values of time-based restricted stock awards and performance-based LTPP RSU awards are generally expensed over the NEO’s requisite service period, generally the vesting period of the awards. Time-based RSUs provided to retirement-eligible executives that continue to vest into retirement are generally expensed in the period in which they are granted rather than over the vesting period of the awards.
(5)	Restricted stock award granted by the Company to Mr. Jimenez in consideration of his forfeiture of an equity award of his prior employer’s stock at the time he joined Raytheon.
(6)	Amount represents an award of RSUs to a retirement-eligible employee which continue to vest (but do not accelerate) on the scheduled vesting dates into retirement, subject to the employee’s compliance with certain post-employment covenants.

Annual Cash Incentives – RBI

In 2015, each of our NEOs received an annual award under our RBI Plan. Under the RBI Plan, each executive officer is assigned a pre-established target payout, expressed as a percentage of base salary. The executive officer then may receive an actual payout, based on the executive’s individual performance, from a funded incentive pool based on the Company’s performance measured against pre-established financial goals.

The Company’s performance, for purposes of RBI pool funding, is measured under the following metrics: bookings, net sales, free cash flow (FCF) and Operating Income from Continuing Operations.

FCF and Operating Income from Continuing Operations are non-GAAP financial measures. FCF is operating cash flow from continuing operations less capital spending and internal use software spending, excluding the impact of changes to cash flow from pension and post-retirement benefits-related items and other similar non-operational items. Operating Income from Continuing Operations is operating income from continuing operations, excluding the FAS/CAS pension and postretirement benefits expense/income and, from time to time, certain other items.

For information on the actual amounts paid to our NEOs under the RBI plan in 2015, see the amounts in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 40. For more information regarding our RBI plan, including performance targets, funding percentages, and a discussion of each NEO’s individual performance, see our “Compensation Discussion and Analysis – Elements of Our Compensation Program – Annual Cash Incentives – RBI” beginning on page 30.

Long-Term Equity Incentives – LTPP and Restricted Stock

LTPP. In 2015, each of our NEOs received a performance-based RSU award under our 2015-2017 LTPP, which were made pursuant to our 2010 Stock Plan. The LTPP provides awards of RSUs that vest at the end of a three-year performance cycle based upon achievement of specific pre-established levels of Company performance measured under the following metrics: return on invested capital (ROIC), cumulative FCF (CFCF) and total shareholder return (TSR).

CFCF, TSR and ROIC are non-GAAP financial measures. The calculation of CFCF is the FCF calculation described above under the RBI plan over a three-year performance cycle. TSR is stock price appreciation over the applicable period plus reinvested dividends paid during the applicable period. TSR is calculated using 30 trading day average stock prices at the beginning of the performance cycle and following the end of the cycle. Finally, the calculation of ROIC is (a) (i) income from continuing operations, excluding (ii) the after-tax effect of the FAS/CAS pension and postretirement benefits expense/income and, from time to time, certain other items, plus (iii) after-tax net interest expense plus (iv) one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) divided by (b) (i) average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding (ii) financial guarantees, less net investment in discontinued operations, and adding back (iii) the liability for defined benefit pension and other postretirement benefit plans, net of tax and excluding (iv) other similar non-operational items. Such calculation also includes certain variations due to averaging the metric over the three-year performance cycle.

For more information regarding our LTPP, including performance targets, Company performance against targets, and the actual payout factor for the 2013-2015 LTPP performance cycle, see our “Compensation Discussion and Analysis – Elements of Our Compensation Program – Long-Term Equity Incentives – LTPP and Restricted Stock – LTPP” beginning on page 33.

Restricted Stock. In 2015, each of our NEOs received an award of time-based restricted stock or RSUs, which were made pursuant to our 2010 Stock Plan. In addition, in January 2015, Mr. Jimenez received a restricted stock award in consideration of his forfeiture of an equity award of his prior employer’s stock at the time he joined Raytheon. Generally, awards of time-based restricted stock vest one-third per year on each of the second, third and fourth anniversaries of the grant date, subject to the executive remaining employed by us. In accordance with our previously-disclosed approach of granting RSUs to retirement-eligible employees that continue to vest (but do not accelerate) on the scheduled vesting dates into retirement, subject to the employee’s compliance with certain post-employment covenants, Mr. Yuse received an award of RSUs in March 2015. The holders of the restricted stock and RSU awards are entitled to any dividends paid with respect to the shares, whether vested or unvested.

For more information regarding our time-based restricted stock/stock unit awards, see our “Compensation Discussion and Analysis – Elements of Our Compensation Program – Long-Term Incentives – LTPP and Restricted Stock – Restricted Stock Awards” on page 35.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unvested stock and unvested equity incentive plan awards for each of our NEOs outstanding as of December 31, 2015.

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Thomas A. Kennedy	—	—	—	—	—	87,424(4)	$10,886,911	88,324(5)(16)	$10,998,988
Anthony F. O’Brien	—	—	—	—	—	12,646(6)	1,574,806	12,416(7)(16)	1,546,164
David C. Wajsgras	—	—	—	—	—	46,900(8)	5,840,457	26,668(9)(16)	3,320,966
Frank R. Jimenez	—	—	—	—	—	21,777(10)	2,711,890	9,593(11)(16)	1,194,616
Richard R. Yuse	—	—	—	—	—	45,246(12)	5,634,484	26,104(13)(16)	3,250,731
Taylor W. Lawrence	—	—	—	—	—	42,997(14)	5,354,416	26,104(15)(16)	3,250,731

(1)	As of December 31, 2015, none of our NEOs held any outstanding options.
(2)	Amounts are equal to $124.53, the closing price of our common stock on the NYSE on December 31, 2015, times the number of unvested shares or units.
(3)	Amounts represent the number of shares that would be issued upon vesting of 2015-2017 LTPP RSU awards and 2014-2016 LTPP RSU awards, assuming target performance for the applicable 3-year performance cycle and settlement of such awards in shares of stock. They also include the number of shares representing dividend equivalents on such LTPP awards as of December 31, 2015, assuming target performance. Amounts do not include any shares for the 2013-2015 LTPP awards as the 3-year performance cycle for such awards ended as of December 31, 2015. Information on the 2013-2015 LTPP awards and the shares issued to the NEOs in February 2016, including accrued dividend equivalents, is set forth in the “Option Exercises and Stock Vested” table on page 48.
(4)	Includes 5,962, 9,901, 9,902, 10,312, 10,312, 10,313, 10,240, 10,241, and 10,241 shares of restricted stock that vest on May 31, 2016, May 30, 2016, May 30, 2017, May 29, 2016, May 29, 2017, May 29, 2018, March 18, 2017, March 18, 2018 and March 18, 2019, respectively, subject, in each case, to Mr. Kennedy remaining employed by us.
(5)	Includes 43,267 and 42,389 shares for Mr. Kennedy’s 2014-2016 LTPP and 2015-2017 LTPP awards, respectively. Also includes 1,890 and 778 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2015. See Note 16 below for information regarding the vesting of and payouts under these LTPP awards.
(6)	Includes 1,325, 1,015, 1,015, 687, 687, 688, 2,409, 2,410 and 2,410 shares of restricted stock that vest on May 31, 2016, May 30, 2016, May 30, 2017, May 29, 2016, May 29, 2017, May 29, 2018, March 18, 2017, March 18, 2018 and March 18, 2019 respectively, subject, in each case, to Mr. O’Brien remaining employed by us.
(7)	Includes 2,704 and 9,420 shares for Mr. O’Brien’s 2014-2016 LTPP and 2015-2017 LTPP awards, respectively. Also includes 119 and 173 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2015. See Note 16 below for information regarding the vesting of and payouts under these LTPP awards.
(8)	Includes 7,287, 5,941, 5,941, 5,328, 5,328, 5,328, 3,915, 3,916 and 3,916 shares of restricted stock that vest on May 31, 2016, May 30, 2016, May 30, 2017, May 29, 2016, May 29, 2017, May 29, 2018, March 18, 2017, March 18, 2018 and March 18, 2019, respectively, subject, in each case, to Mr. Wajsgras remaining employed by us.
(9)	Includes 14,062 and 11,775 shares for Mr. Wajsgras’ 2014-2016 LTPP and 2015-2017 LTPP awards, respectively. Also includes 614 and 217 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2015. See Note 16 below for information regarding the vesting of and payouts under these LTPP awards.
(10)	Includes 4,849, 4,849, 4,850, 2,409, 2,410 and 2,410 shares of restricted stock that vest on January 20, 2016, January 20, 2017, January 20, 2018, March 18, 2017, March 18, 2018, and March 18, 2019, respectively, subject, in each case, to Mr. Jimenez remaining employed by us.

(11)	Includes 9,420 shares for Mr. Jimenez’s 2015-2017 LTPP award. Also includes 173 shares, which represent accrued dividend equivalents on such LTPP award as of December 31, 2015. See Note 16 below for information regarding the vesting of and payouts under this LTPP award.
(12)	Includes 5,962, 5,941, 5,941 and 8,250 shares of restricted stock that vest on May 31, 2016, May 30, 2016, May 30, 2017 and December 31, 2016 respectively, subject, in each case, to Mr. Yuse remaining employed by us. Also includes 2,750, 2,750, 2,363, 3,915, 3,916 and 3,458, units that vest on May 29, 2016, May 29, 2017, May 29, 2018, March 18, 2017, March 18, 2018, and March 18, 2019, respectively, and that continue to vest (but do not accelerate) on the scheduled vesting dates into retirement, subject to Mr. Yuse’s compliance with certain post-employment covenants.
(13)	Includes 13,521 and 11,775 shares for Mr. Yuse’s 2014-2016 LTPP and 2015-2017 LTPP awards, respectively. Also includes 591 and 217 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2015. See Note 16 below for information regarding the vesting of and payouts under these LTPP awards.
(14)	Includes 5,962, 5,941, 5,941, 4,468, 4,469, 4,469, 3,915, 3,916 and 3,916 shares of restricted stock that vest on May 31, 2016, May 30, 2016, May 30, 2017, May 29, 2016, May 29, 2017, May 29, 2018, March 18, 2017, March 18, 2018 and March 18, 2019, respectively, subject, in each case, to Mr. Lawrence remaining employed by us.
(15)	Includes 13,521 and 11,775 shares for Mr. Lawrence’s 2014-2016 LTPP and 2015-2017 LTPP awards, respectively. Also includes 591 and 217 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2015. See Note 16 below for information regarding the vesting of and payouts under these LTPP awards.
(16)	LTPP RSU awards vest upon the completion of the applicable 3-year performance cycle, subject to the attainment of certain performance goals over the performance cycle and the executive remaining employed by us. These awards may be settled in shares of our common stock or cash, and the actual number of shares to be issued or cash to be paid upon settlement will be based on the extent to which we have attained or exceeded the performance goals, which performance is determined by the MDCC shortly after the completion of the 3-year performance cycle. Such awards also include dividend equivalents accrued over the 3-year performance cycle.

Option Exercises and Stock Vested

The following table sets forth stock vested for each of our NEOs during the fiscal year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Thomas A. Kennedy	—	—	62,762	$7,380,551
Anthony F. O’Brien	—	—	11,821	1,400,622
David C. Wajsgras	—	—	63,127	7,455,957
Frank R. Jimenez	—	—	0	0
Richard R. Yuse	—	—	59,260	7,027,457
Taylor W. Lawrence	—	—	58,802	6,970,651

(1)	None of our NEOs held or exercised any options during the fiscal year ended December 31, 2015.
(2)	Includes 41,546, 8,310, 43,208, 41,546 and 41,546 shares (including accrued dividend equivalents) which were issued under the 2013-2015 LTPP to Messrs. Kennedy, O’Brien, Wajsgras, Yuse and Lawrence, respectively. The 2013-2015 LTPP awards vested as of December 31, 2015 at the end of the three-year performance period. The shares under the 2013-2015 LTPP awards were issued in February 2016 upon the MDCC’s determination of performance. Mr. Jimenez did not participate in the 2013-2015 LTPP because he joined the Company in 2015.
(3)	Amounts are equal to the closing price of our common stock on the NYSE on the vesting date times the number of shares vested.

Pension Benefits

The following table sets forth the present value of accumulated benefits payable to each of our NEOs, as well as the number of years of credited service, as of December 31, 2015.

Name	Plan Name(2)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During the Last Fiscal Year ($)
Thomas A. Kennedy	Qualified Excess SERP	25.42 25.42 32.58	$2,472,900 17,246,868 —	$	— — —
Anthony F. O’Brien	Qualified Excess SERP	28.42 28.42 29.42	$998,653 2,075,617 —	$	— — —
David C. Wajsgras	Qualified Excess SERP	8.75 8.75 9.75	$419,353 3,145,074 —	$	— — —
Frank R. Jimenez(1)	Qualified Excess SERP	N/A N/A 0.92	N/A N/A —		N/A N/A —
Richard R. Yuse	Qualified Excess SERP	35.08 35.08 39.42	$1,569,808 7,350,070 —		— — —
Taylor W. Lawrence	Qualified Excess SERP	8.67 8.67 9.67	$352,843 1,576,200 —	$	— — —

(1)	Mr. Jimenez does not participate in a qualified pension plan or the Excess Pension Plan because he was hired in 2015.
(2)	“Qualified” refers to our qualified pension plans in which the NEO is eligible to participate. “Excess” means the Raytheon Excess Pension Plan and “SERP” means the Company’s supplemental executive retirement plan.

Valuation and Material Assumptions – Pension Benefits

Benefits are valued at the age of the NEO when he is first eligible for unreduced benefits and discounted to the NEO’s current age with interest and are based upon current levels of compensation. In addition, we have assumed no pre-retirement mortality, disability or termination. All other assumptions, including the discount rate for 2015 of 4.55% for the Raytheon Company Pension Plan for Salaried Employees (Salaried Pension Plan) and 4.35% discount rate for the Raytheon Non-Bargaining Retirement Plan and Raytheon Excess Pension Plan, are consistent with those used to determine our pension obligations under the accounting standard for employers’ accounting for pensions in our 2015 Form 10-K. For a discussion of our discount rate assumption, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Estimates – Pension and Other Postretirement Benefits Costs – FAS Expense” in our 2015 Form 10-K. An executive’s SERP benefit is assumed to be zero until he first becomes eligible for such benefit.

Qualified Pension Plans

Salaried Pension Plan. We sponsor the Salaried Pension Plan, a non-contributory pension plan in which most of our executive officers who joined us before January 1, 2007 are eligible to participate. The Salaried Pension Plan is Company-funded and since 1981 has not permitted employee contributions. Benefits under the Salaried Pension Plan are a percentage of final average compensation based on the following formula and reduced by the same percentage of the employee’s estimated primary Social Security benefit: 1.8% for each of the first 20 years of credited service; and 1.2% for each year of credited service thereafter. Final average compensation is the average of the 60 highest consecutive months of compensation in the final 120 months of employment and includes base salary and annual cash incentive awards. The normal retirement age under the Salaried Pension Plan is age 65. Employees who are at least age 55 with at least 10 years of service can retire with reduced benefits. There is no reduction for employees who retire at age 60 or older with at least 10 years of service. The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single-life annuity. Both married and single participants can elect other actuarially equivalent optional forms of payment, including a 10-year certain and continuous benefit and joint and survivor annuities of 50%, 66-2/3%, 75% and 100%. During 2015, Messrs. O’Brien, Wajsgras, Yuse and Lawrence participated in the Salaried Pension Plan.

Non-Bargaining Retirement Plan. We sponsor the Raytheon Non-Bargaining Retirement Plan, which covers most of the people who became Raytheon employees when Raytheon merged with Hughes Aircraft in 1997, including Mr. Kennedy. The contributory part of the Non-Bargaining Retirement Plan requires employee contributions of 3% of covered earnings. Except for these employee contributions, the Non-Bargaining Retirement Plan is Company-funded. For each year of credited service, the pension under the contributory part of the Non-Bargaining Retirement Plan is 1.75% of the employee’s final average compensation for each year of credited service, reduced by 1.5% of the employee’s Social Security benefit estimated to be payable at age 65. The offset under the second part of that formula is limited to 50% of the Social Security benefit. Final average compensation under the Non-Bargaining Retirement Plan is the average of compensation in the highest 5 twelve-month periods out of the last 10 twelve-month periods of employment, and includes base salary and annual cash incentive awards. An employee will be entitled immediately to 100% of the pension otherwise payable at age 65, provided that both of the following requirements are satisfied: (1) the employee’s age at termination of Raytheon employment is at least 55; and (2) the employee’s age plus continuous service (both measured in full years) is at least 75. Unless both of those requirements are satisfied, a pension beginning before the employee reaches age 65 will be reduced for early commencement. The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other actuarially equivalent optional forms of payment, including a 5, 10 or 15-year certain and continuous benefit, joint and survivor annuities of 50%, 66-2/3%, 75% and 100%, and payments over a specified period of five, 10 or 15 years. The benefit of a retiree from the contributory part of the Non-Bargaining Retirement Plan is subject to an annual cost-of-living adjustment.

Excess Pension Plan

We also sponsor the Raytheon Excess Pension Plan, a separate, nonqualified, unfunded plan. The Raytheon Excess Pension Plan provides to participants in our qualified pension plans the benefits that would have been provided by the qualified plan but for certain U.S. Internal Revenue Code limitations on qualified pension plans. For 2015, federal law limited to $265,000 the amount of compensation that may be included under qualified pension plans. During 2015, Messrs. Kennedy, O’Brien, Wajsgras, Yuse and Lawrence were covered by the Excess Pension Plan.

Supplemental Executive Retirement Plan

We have a supplemental executive retirement plan (SERP) that covers each of the NEOs, as well as certain other senior executives. This plan provides a pension of 35% of final average compensation after 10 years of service and age 55, increasing by 3% of final average compensation for every additional year of service up to a maximum of 50% of final average compensation. Amounts payable under this plan will be offset by amounts payable under our other pension plans, any prior employer plan, Social Security and, in the case of Mr. Jimenez, the annuity value of his account in the Raytheon Retirement Income Savings Plan (RISP) under both the Raytheon Savings and Investment Plan (RAYSIP) and the Raytheon Deferred Compensation Plan (as more fully described beginning on page 35 in “Compensation Discussion and Analysis – Elements of Our Compensation Program – Retirement Benefits and Deferred Compensation – Retirement Benefits”).

Years of Credited Service

Mr. Kennedy’s number of years of credit service for the Non-Bargaining Retirement Plan and Excess Pension Plan is less than his actual service of 32.58 years because he did not contribute to the Non-Bargaining Retirement Plan for a period of time. Mr. Yuse’s number of years of credit service for the Salaried Pension Plan and Excess Pension Plan is less than his actual service of 39.42 years because he did not contribute to the Salaried Pension Plan for a period of time when it was a contributory plan. The number of years of credited service with respect to the Salaried Pension Plan and Excess Pension Plan for Messrs. O’Brien, Wajsgras and Lawrence is one year less than their actual service of 29.42, 9.75, and 9.67 years, respectively, due to a required period of employment before service credit accrual begins under the Salaried Pension Plan. The years of credited service for our NEOs do not include any additional service credit under change-in-control agreements. More information regarding these change-in-control agreements may be found below under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 52.

Nonqualified Deferred Compensation

The following table provides information regarding contributions, earnings and account balances under defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified for each of our NEOs as of December 31, 2015. Our NEOs participate in the Deferred Compensation Plan, a nonqualified plan designed to enable employees who are projected to reach the U.S. Internal Revenue Code (IRC) compensation limit to elect to defer 3-50% of their salary over the IRC compensation limit and defer 3-90% of their RBI compensation earned in the current year, but paid in the following year, on a pretax basis. We make a matching contribution of up to 4% of deferrable compensation, except, with respect to employees who joined us after December 31, 2006 and therefore are not eligible for our tax-qualified defined benefit pension plans, we make contributions of 2.5- 9% of eligible compensation.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year- End(4) ($)
Thomas A. Kennedy	$403,143	$160,134	$(14,767)	$—	$2,014,380
Anthony F. O’Brien	40,364	32,818	51,182	—	791,392
David C. Wajsgras	377,336	72,236	(20,119)	—	5,357,466
Frank R. Jimenez	33,810	59,195	161	—	93,077
Richard R. Yuse	119,488	55,430	20,719	—	2,418,272
Taylor W. Lawrence	275,143	49,832	9,553	—	5,075,838

(1)	Includes deferrals to the Deferred Compensation Plan of 2015 salary and RBI compensation earned in 2015 but paid and deferred in March 2016. Deferred salary and 2015 RBI compensation are included in the amounts under the “Salary” column and the “Non-Equity Incentive Plan Compensation” column, respectively, for 2015 in the Summary Compensation Table on page 40.
(2)	Includes Company matching contributions on deferrals to the Deferred Compensation Plan of 2015 salary and RBI compensation earned in 2015 but made in March 2016 at the time RBI awards were paid. Matching contributions are included in the “All Other Compensation” column for 2015 in the Summary Compensation Table on page 40. Amounts for Mr. Jimenez also include a Raytheon Retirement Income Savings Plan (RISP) contribution relating to his 2015 RBI compensation.
(3)	Amounts in this column reflect actual earnings in each NEO’s Deferred Compensation Plan investment account in 2015. Accordingly, unlike the other columns in this table, amounts in this column do not reflect the inclusion of RBI compensation earned in 2015 but paid and deferred in March 2016. Earnings on deferred compensation are not included in the Summary Compensation Table for 2015 because such earnings are not based on above-market or preferential rates. Amounts in this column do not reflect administrative fees paid.
(4)	Amounts shown are hypothetical aggregate account balances calculated in accordance with SEC requirements by adding (a) deferred 2015 RBI compensation (see Note 1 above), (b) Raytheon matching contributions on such deferred 2015 RBI compensation (see Note 2 above) and (c) a Raytheon RISP contribution relating to 2015 RBI compensation (see Note 2 above) to actual aggregate account balances as of December 31, 2015, which amounts were not actually deferred until March 2016. The aggregate balances set forth in the table above include the following executive contributions and Raytheon matching contributions reported as compensation earned in 2014 and 2013 in the Summary Compensation Table:

Year	Contribution	Mr. Kennedy	Mr. O’Brien		Mr. Wajsgras	Mr. Jimenez		Mr. Yuse	Mr. Lawrence
2014	Executive	$337,308	$	N/A	$370,869	$	N/A	$118,581	$	N/A
	Raytheon Matching	132,216		N/A	70,788		N/A	48,731		N/A
2013	Executive	176,756		N/A	366,370		N/A	106,442		N/A
	Raytheon Matching	64,361		N/A	69,857		N/A	43,046		N/A

Under the Deferred Compensation Plan, subject to certain restrictions, participants elect how deferred amounts are to be distributed to them when they leave or retire from Raytheon, and how their deferred compensation and Raytheon matching contributions are invested among the same investment options available through the qualified RAYSIP 401(k) plan. Participants may change their investment options in their discretion, subject to any applicable trading restrictions on changes involving the Raytheon stock fund. The account balances in this plan are unfunded and represent money that the participants have previously earned and that is deferred.

Potential Payments Upon Termination or Change-in-Control

The tables below indicate the amount of compensation payable by us to each NEO upon a voluntary resignation, involuntary for-cause termination, involuntary not-for-cause termination, a qualifying termination following a change-in-control, termination due to disability, termination due to death, and retirement. The amounts assume that such termination was effective as of December 31, 2015, and thus include amounts earned through such date, and are only estimates of the amounts that would actually be paid to such executives upon their termination. The tables do not include certain amounts that the NEO is entitled to receive under certain plans or arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all salaried employees.

Treatment of Certain Compensation Elements

Executive Severance Guidelines. We have executive severance guidelines which provide certain benefits to our executives in the event that their employment with us is involuntarily terminated without cause. Under the guidelines, each of Messrs. Wajsgras, Yuse and Lawrence is entitled to receive salary continuance of his current base salary plus targeted RBI cash award, and continuation of certain benefits pursuant to health and welfare benefit plans, for two years. We changed our guidelines prospectively for new executives first elected on or after January 1, 2010 to reduce these multiples to two for the CEO (previously, three) and one for other executive officers. These revised guidelines apply to Mr. Kennedy, who would receive salary continuance of his current base salary plus targeted RBI cash award, and continuation of certain benefits pursuant to health and welfare benefit plans, for two years, and to Messrs. O’Brien and Jimenez, each of whom would receive salary continuance of his current base salary plus targeted RBI cash award, and continuation of certain benefits pursuant to health and welfare benefit plans, for one year.

Pension Benefits. Except in the circumstances discussed below, each NEO is only entitled to amounts accrued and vested in accordance with our pension plans upon the termination of his employment. Any accrued and vested amounts are not included in the tables below because all participants in our pension plans are entitled to their accrued and vested amounts, if any, upon termination of employment. In the event of an involuntary termination without cause, NEOs participating in the Salaried Pension Plan (Messrs. O’Brien, Wajsgras, Yuse and Lawrence), unlike Mr. Kennedy who participates in the Non-Bargaining Retirement Plan, are entitled to continuation of service credit during the period in which they collect severance benefits and an additional one year. In the event of a “qualifying termination” within 24 months after a “change-in-control” (as discussed below), each NEO is entitled to special supplemental retirement benefits determined as if the executive had one to three years additional credited service as of the date of termination.

Health and Welfare Benefit Continuation. Except in the circumstances discussed below, NEOs are not entitled to any continuation of health and welfare benefits or executive benefits (other than pursuant to COBRA) following termination of employment. In the event of an involuntary termination without cause, executives are entitled to continuation for one or two years of certain benefits pursuant to health and welfare benefit plans under which the executive and his family are eligible to receive benefits. In the event of a qualifying termination within 24 months after a change-in-control, executives are entitled to continuation for one to three years of certain benefits pursuant to all health and welfare benefit plans under which the executive and his family are eligible to receive benefits.

Long-Term Incentives. Except in the circumstances discussed below, upon termination of employment, the NEO forfeits his options and restricted stock awards, to the extent they are unvested, and is not entitled to any continuation of vesting or acceleration of vesting with respect to his options and restricted stock awards. The NEO is entitled to exercise any vested options for a limited period after termination and is entitled to continue to hold his shares of unrestricted stock after termination. The amounts representing the value of vested stock options and unrestricted stock are not included in the tables below because all employees who hold vested options and unrestricted stock under our stock plans are entitled to exercise such options and continue to hold such stock upon termination of employment. However, in the event of a qualifying termination within 24 months after a change-in-control, or termination by reason of disability or death, each NEO is entitled to the acceleration of vesting with respect to all of his restricted stock awards (or, in the case of disability, to continued vesting of his restricted stock awards). In addition, in certain cases, each NEO is entitled to certain payments pursuant to his LTPP award. Upon a qualifying termination within 24 months after a change-in-control, each NEO is entitled to a prorated LTPP payment, assuming target performance and based on service completed through the change-in-control. Upon termination by reason of death, disability or retirement, each NEO is entitled to a prorated LTPP payment based on our performance for the performance cycle and service completed through the termination date. Other than in the event of a qualifying termination within 24 months after a change-in-control, LTPP payments are generally made by us when the remaining LTPP awards are settled after the end of the performance cycle in accordance with their terms. The amounts in the tables below representing such LTPP payments assume target performance for those awards.

As discussed on page 35, the MDCC has determined that future time-based awards to retirement-eligible employees will generally be in the form of restricted stock units that continue to vest (but do not accelerate) on the scheduled vesting dates into retirement, subject to the employee’s compliance with certain post-employment covenants, including non-competition and non-solicitation. In 2015, Mr. Yuse was granted an award of such restricted stock units. The amounts in the table below for Mr. Yuse reflect the continued vesting of such restricted stock units upon retirement.

Nonqualified Deferred Compensation. Each NEO is entitled to amounts accrued and vested under our Excess Savings Plan and Deferred Compensation Plan upon the termination of his employment. The amounts are generally distributed to each NEO in accordance with his election under the applicable plan. The accrued and vested amounts under the plans are not included in the tables below because all employees who participate in these plans are entitled to their accrued and vested amounts upon termination of their employment, and these plans are available to a substantial number of employees (including the NEOs) who qualify under the applicable compensation requirements. See “Nonqualified Deferred Compensation” on page 51 for more information, including accrued and vested amounts under the plans.

Change-in-Control Agreements

We have entered into change-in-control agreements with each of our NEOs. In order to receive benefits under a change-in-control agreement, a NEO must experience a “qualifying termination” within 24 months after a “change-in-control.” The change-in-control agreements with our CEO and our NEOs first hired or appointed as an officer before August 1, 2013 (Messrs. Kennedy, Wajsgras, Yuse and Lawrence) provide for the following benefits: (i) a cash payment of three times the NEO’s current compensation (including base salary plus targeted RBI cash award or the RBI cash award for the year prior to the change-in-control, if greater); (ii) special supplemental retirement benefits determined as if the NEO had three years of additional credited service as of the date of termination; and (iii) continuation for a period of three years of benefits pursuant to health and welfare benefit and retirement plans under which the NEO and the executive’s family are eligible to receive benefits. Because we changed our guidelines applicable to change-in-control agreements within the last several years, the change-in-control agreements with our other NEOs (Messrs. O’Brien and Jimenez) provide the same benefits except the multiple or annual period is one with respect to each element of compensation instead of three. The cash payment will be paid within 30 days of a qualifying termination.

A “change-in-control” means the acquisition by a third party of 25% or more of our common stock, the replacement of the majority of the incumbent directors by individuals not approved by a majority of the incumbent Board, or the consummation of an agreement for the sale of substantially all of the assets of Raytheon, a liquidation of Raytheon, or a merger which results in a change in the ownership or control of more than 50% of the voting securities of Raytheon. A “qualifying termination” means (i) we terminate the executive other than for cause within 24 months following a change-in-control; or (ii) the executive terminates his employment with us for “good reason.” Termination for “good reason” means that the executive has terminated employment with us because the executive’s compensation has been materially reduced or the executive’s job duties have been materially changed without the executive’s consent.

The tables below indicate the amounts of compensation payable by us to our NEOs, including cash severance, benefits and long-term incentives, upon certain different types of terminations of employment.

Thomas A. Kennedy

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$7,392,029	$11,196,014	$—	$—	$—
Pro-rata Target RBI	—	—	—	2,464,010	—	—	—
Benefits
Pension	—	—	—	—	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	79,662	119,493	—	—	—
Long-Term Incentives(3)
Value of Accelerated Restricted Stock	—	—	—	10,886,911	10,886,911	10,886,911	—
Value of Accelerated LTPP (pro-rata)	—	—	—	5,683,840	5,683,840	5,683,840	5,683,840

Total	$—	$—	$7,471,691	$30,350,268	$16,570,751	$16,570,751	$5,683,840

Anthony F. O’Brien

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$992,243	$992,243	$—	$—	$—
Pro-rata Target RBI	—	—	—	496,122	—	—	—
Benefits
Pension(1)	—	—	530,862	—	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	25,305	25,305	—	—	—
Long-Term Incentives(3)
Value of Accelerated Restricted Stock	—	—	—	1,574,806	1,574,806	1,574,806	—
Value of Accelerated LTPP (pro-rata)	—	—	—	716,131	716,131	716,131	716,131

Total	$—	$—	$1,548,410	$3,804,607	$2,290,937	$2,290,937	$716,131

David C. Wajsgras

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$3,831,776	$6,173,832	$—	$—	$—
Pro-rata Target RBI	—	—	—	957,944	—	—	—
Benefits
Pension(1)	—	—	1,450,015	5,578,989	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	44,358	66,537	—	—	—
Long-Term Incentives(3)
Value of Accelerated/ Continued Vesting of Restricted Stock or RSUs	—	—	—	5,840,457	5,840,457	5,840,457	—
Value of Accelerated LTPP (pro-rata)	—	—	—	1,692,570	1,692,570	1,692,570	1,692,570

Total	$—	$—	$5,326,149	$20,310,329	$7,533,027	$7,533,027	$1,692,570

Frank R. Jimenez

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$1,360,029	$1,360,029	$—	$—	$—
Pro-rata Target RBI	—	—	—	680,014	—	—	—
Benefits
Pension(1)	—	—	—	—	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	24,264	24,264	—	—	—
Long-Term Incentives(3)
Value of Accelerated Restricted Stock	—	—	—	2,711,890	2,711,890	2,711,890	—
Value of Accelerated LTPP (pro-rata)	—	—	—	397,251	397,251	397,251	397,251

Total	$—	$—	$1,384,293	$5,173,448	$3,109,141	$3,109,141	$397,251

Richard R. Yuse

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$3,079,981	$4,709,986	$—	$—	$—
Pro-rata Target RBI	—	—	—	769,995	—	—	—
Benefits
Pension(1)	—	—	283	—	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	93,531	140,296	—	—	—
Long-Term Incentives(3)
Value of Accelerated/ Continued Vesting of Restricted Stock or RSUs	—	—	—	5,634,484	5,634,484	5,634,484	2,384,999
Value of Accelerated LTPP (pro-rata)	—	—	—	1,711,914	1,711,914	1,711,914	1,711,914

Total	$—	$—	$3,173,795	$12,966,675	$7,346,398	$7,346,398	$4,096,913

Taylor W. Lawrence

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$2,809,914	$4,282,435	$—	$—	$—
Pro-rata Target RBI	—	—	—	702,478	—	—	—
Benefits
Pension(1)	—	—	957,399	3,403,202	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	26,164	39,246	—	—	—
Long-Term Incentives(3)
Value of Accelerated Restricted Stock	—	—	—	5,354,416	5,354,416	5,354,416	—
Value of Accelerated LTPP (pro-rata)	—	—	—	1,711,914	1,711,914	1,711,914	1,711,914

Total	$—	$—	$3,793,477	$15,493,691	$7,066,330	$7,066,330	$1,711,914

(1)	Pension benefits are calculated assuming a 4.55% discount rate for the Raytheon Company Pension Plan for Salaried Employees and 4.35% discount rate for the Raytheon Non-Bargaining Retirement Plan and Raytheon Excess Pension Plan, as of 2015 fiscal year-end under the assumption that the executive commenced the benefit as soon as possible following separation from service.
(2)	Health and Welfare Benefit calculations are based on the estimated annual Company cost of the benefits programs in which the executive was enrolled as of December 31, 2015.
(3)	Equity values are determined based on the closing price of our common stock on December 31, 2015 ($124.53) based on equity holdings as of December 31, 2015.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

(Item No. 2 on the proxy card)

The Board of Directors (the Board) is proposing an advisory vote to approve named executive officer compensation for approval by our shareholders. The vote relates to the overall compensation program for our named executive officers as described on pages 25 to 55 in this proxy statement under the heading “Executive Compensation.” While this vote is non-binding, the Board and its Management Development and Compensation Committee (MDCC) will review the results and consider the expression of shareholder views. The Company also will continue to engage with shareholders to address any concerns relating to executive compensation or otherwise. The proposed vote states as follows:

“Resolved, that the shareholders approve the compensation of the named executive officers described in this proxy statement under ‘Executive Compensation,’ including the Compensation Discussion and Analysis, the compensation tables, and accompanying narrative disclosure.”

In the Executive Compensation section of this proxy statement, which includes the Compensation Discussion and Analysis, the Summary Compensation Table and other tables, we describe the compensation philosophy, policies and pay-for-performance approach of the Company, along with specific elements of our compensation program. As discussed in greater detail in that section, the Company’s compensation program, as established by the MDCC, rests on certain key principles, including:

•	Pay for Performance: Tying executive compensation to Company and individual performance over both the near- and long-term (see pages iii to v and 25 to 35);

•	Shareholder Alignment: Aligning closely the interests of executives with those of shareholders by making stock-based incentives a central component of compensation coupled with meaningful stock ownership and retention requirements (see pages iii to v, 33 to 35 and 37);

•	Balanced Incentives: Providing awards with both significant upside opportunity for exceptional performance and downside risk for underperformance (see pages iii to v and 25 to 35);

•	Clawback Rights: Recovery or clawback of compensation in certain circumstances where restatement of financial results is required (see page 38);

•	Substantial Variable Component: Assuring that a substantial component of each executive’s compensation opportunity is variable, based upon the Company’s financial performance and stock price (see pages iv and 27);

•	Short-Term Versus Long-Term: Achieving a balance in the compensation program between short-term versus long-term incentives (see pages iv and 29);

•	Use of Key Financial Metrics: Using pre-established financial measures for purposes of determining Results-Based Incentive (RBI) cash awards and Long-Term Performance Plan (LTPP) equity-based awards that drive optimum short-term and long-term performance and link compensation to performance (see pages v and 30 to 35);

•	Consultant Independence: Assuring that the MDCC’s compensation consultant is independent by adhering to a stringent Compensation Consultant Independence Policy (see page 26);

•	Market Focus: Taking into account the practices of peer companies as well as broader market survey data provided by the MDCC’s independent consultant in setting executive compensation (see pages 28 to 29);

•	Competitiveness: Establishing an executive compensation program that addresses the need to retain and attract highly-qualified executives essential to the Company’s success in a highly competitive environment (see page iii, pages 25 to 26 and pages 28 to 29); and

•	Managing Risk: Designing the compensation program to avoid excessive risk-taking (see page 27).

As reflected in the Executive Compensation disclosure, the Board believes that the MDCC has established a compensation program for the named executive officers soundly grounded in the above-enumerated principles that is appropriate and warrants an advisory vote of approval by shareholders.

The Board unanimously recommends an advisory vote FOR this proposal. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised entirely of independent directors who meet the independence and financial literacy requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee focuses on, among other things, the following:

•	the integrity of Raytheon’s financial statements;

•	the independence, qualifications and performance of Raytheon’s independent auditors; and

•	the performance of Raytheon’s internal auditors.

We meet with management periodically to consider the adequacy of Raytheon’s internal controls and the objectivity of its financial reporting. We discuss these matters with Raytheon’s independent auditors and with appropriate Raytheon management personnel and internal auditors.

We regularly meet privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the Audit Committee. We also appoint the independent auditors and review their performance and independence from management. We regularly review the performance of the internal audit function. Management has primary responsibility for Raytheon’s financial statements and the overall financial reporting process, including Raytheon’s system of internal controls. Raytheon’s independent auditors are responsible for (i) performing an audit of the annual financial statements prepared by management, (ii) expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Raytheon in conformity with accounting principles generally accepted in the United States of America and the effectiveness of Raytheon’s internal control over financial reporting, and (iii) discussing with us any issues they believe should be raised with us.

During fiscal year 2015, we reviewed Raytheon’s audited financial statements and met with both management and PricewaterhouseCoopers LLP (PwC), Raytheon’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles and PwC has issued an unqualified audit report regarding such financial statements.

Periodically throughout fiscal year 2015, we reviewed with management and PwC Raytheon’s progress in the testing and evaluation of Raytheon’s internal control over financial reporting. Management has provided us with a report on the effectiveness of Raytheon’s internal control over financial reporting. We have reviewed management’s assessment and PwC’s audit of the effectiveness of Raytheon’s internal control over financial reporting included in Raytheon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

We reviewed and discussed with PwC the matters required to be communicated by PwC to the Audit Committee by Auditing Standard No. 16 (Communications with Audit Committees) adopted by the Public Company Accounting Oversight Board (PCAOB). We also discussed with management the significant accounting estimates utilized by Raytheon, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

We received the written disclosures and letter from PwC required by applicable PCAOB requirements regarding independent registered public accounting firm communications with audit committees concerning independence which report that PwC is independent under applicable standards in connection with its audit opinion for Raytheon’s 2015 financial statements. We also have discussed with PwC its independence from Raytheon.

Based on the reviews and discussions with management and PwC referred to above, we recommended to the Board that Raytheon’s audited financial statements be included in Raytheon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by the Audit Committee

Ronald L. Skates, Chairman,

Tracy A. Atkinson, Stephen J. Hadley, Letitia A. Long and George R. Oliver

INDEPENDENT AUDITORS: AUDIT AND

NON-AUDIT FEES

The following table sets forth the fees and expenses billed by PricewaterhouseCoopers LLP (PwC) for audit, audit-related, tax and all other services rendered for 2015 and 2014.

	2015	2014
Audit Fees(1)	$ 13.7 million	$ 11.8 million
Audit-Related Fees(2)	0.9 million	0.7 million
Tax Fees(3)	1.6 million	0.9 million
All Other Fees	—	—

Total	$ 16.2 million	$ 13.4 million

(1)	Represents fees and expenses for professional services provided in connection with the audit of our annual audited financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services provided in connection with other financial statements, and other statutory or regulatory filings. The amount for 2015 includes fees and expenses for audit services related to Forcepoint, our new commercial cybersecurity joint venture company.
(2)	Represents fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under “Audit Fees.” Includes fees for audits of financial statements of 401(k) and other employee benefit plans, fees for certain agreed-upon procedures and fees related to accounting consulting and due diligence services relating to acquisitions.
(3)	Includes approximately (i) $0.4 million and $0.3 million for non-U.S. tax compliance and advisory services in 2015 and 2014, respectively and (ii) $1.2 million and $0.6 million for U.S. tax compliance and advisory services in 2015 and 2014, respectively.

The amounts shown above do not include PwC fees and expenses of approximately $0.9 million in both 2015 and 2014 paid by our pension plans for audits of financial statements of such plans and certain international tax compliance services. These services were rendered by PwC to the pension plans and were billed directly to such plans.

The Audit Committee approves in advance all audit and non-audit services to be provided by the independent auditors. Under the Audit Committee’s pre-approval policy for 2015, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve services with fees up to $100,000. Any such pre-approvals are to be reviewed and ratified by the Audit Committee at its next meeting. The Audit Committee requires the independent auditors and management to report on actual fees charged for each category of service periodically throughout the year.

RATIFICATION OF APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP

(Item No. 3 on the proxy card)

The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm to audit our financial statements for the fiscal year beginning January 1, 2016. We are asking shareholders to ratify the appointment of PwC. Representatives of PwC are expected to be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

In the event that shareholders fail to ratify the appointment of PwC, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

The Board unanimously recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

APPROVAL OF AMENDMENT TO THE BY-LAWS TO DESIGNATE THE DELAWARE COURT OF CHANCERY AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS

(Item No. 4 on the proxy card)

The Board has approved, subject to approval by our stockholders, an amendment (the “Amendment”) to the Company’s By-Laws that would add a new Article Ninth, Section 1, designating the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, as the sole and exclusive forum for specified legal actions, unless otherwise consented to by the Company. This would apply to (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Company to the Company or the Company’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Company’s Certificate of Incorporation or By-Laws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine. The “internal affairs doctrine” is a choice of law rule whereby disputes about a corporation’s governance between its shareholders and directors or officers are to be governed by the corporate statutes and case law of the state of incorporation (i.e., Delaware for the Company).

The Amendment is intended to avoid subjecting the Company to multiple lawsuits in multiple jurisdictions on the same matter when the lawsuit relates to the corporate law of Delaware, which is the Company’s jurisdiction of incorporation. Because of the Company’s numerous locations and widespread operations, there is a significant risk of such lawsuits in jurisdictions other than Delaware. While an exclusive forum provision may limit a particular stockholder’s ability to bring a claim in a court that such stockholder finds favorable for disputes within the scope described above, the Board believes that the ability to require such actions to be brought in the Delaware Chancery Court would provide numerous benefits to the Company and our stockholders as a whole, both in savings in expenses and in predictability and correctness of outcomes. The Amendment would, however, give the Company the flexibility to consent to an alternative forum in a particular instance, if the Company determines that its interests and those of its stockholders are likely to be better served by permitting a dispute to proceed in a forum other than Delaware.

The Delaware Court of Chancery is widely regarded as preeminent in deciding disputes involving a Delaware corporation’s internal affairs. The Court has experienced jurists who have a deep understanding of Delaware corporate law and the duties of directors and officers. Delaware’s well-developed body of case law provides stockholders with more certainty about the outcome of intra-corporate disputes. By ensuring that intra-corporate disputes are heard in a Delaware court, we and our stockholders would reduce the risks of (i) costly and duplicative litigation, (ii) the misapplication of Delaware law by a court in another jurisdiction, and (iii) inconsistent outcomes when similar cases proceed in different courts. In addition, Delaware’s specialized Chancery Court was organized to address corporate law questions and issues and has streamlined procedures and processes to help facilitate quicker decisions, which can limit the time, cost and uncertainty of protracted litigation for all parties.

The Amendment is not in reaction to any specific litigation confronting the Company. After observing the instances of multiple lawsuits in multiple jurisdictions against other public companies in recent years, the Board recommends the Amendment as a means to prevent potential future harm to the Company and its stockholders.

As a result, the Board believes that the Amendment further demonstrates Raytheon’s strong commitment to progressive governance practices, including annual elections with majority voting for directors, a clearly defined and empowered Lead director role, regularly scheduled executive sessions of our outside directors, no poison pill, a clawback policy, limits on the number of public company boards on which a director may serve, and robust stock ownership requirements applicable to directors and executives. Additionally, the Company has promoted shareholder access by instituting measures that permit shareholders to call special meetings and act by written consent, by continuing to actively engage with shareholders outside of proxy season, and through the by-law amendment recently adopted by the Board permitting shareholders, under certain conditions, to include nominees for director in the Company’s proxy.

The text of the Amendment is attached as Appendix A to this proxy statement. If this proposal is approved by our stockholders, the Amendment will take immediate effect.

The Board unanimously recommends a vote FOR the approval of the Amendment. Proxies solicited by the Board will be so voted unless stockholders specify otherwise in their proxies.

SHAREHOLDER PROPOSALS

We have been notified that certain shareholders intend to present proposals for consideration at the 2016 Annual Meeting. We continue to make corporate governance, particularly shareholder concerns, a priority. Management remains open to engaging in dialogue with respect to shareholder concerns and to sharing our views regarding our governance generally. We encourage any shareholder wishing to meet with management to contact the Office of the Corporate Secretary.

Any shareholder who intends to present a proposal at the 2017 Annual Meeting, including nominee(s) for director under our Proxy Access By-Law described on page 1 above, must deliver the proposal, in the manner specified below, to the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, not later than:

•	Between November 28, 2016 and December 28, 2016, if the proposal is a nominee or nominees submitted for inclusion in our proxy materials for the 2017 Annual Meeting pursuant to our Proxy Access By-Law;

•	December 28, 2016, if the proposal is submitted for inclusion in our proxy materials for the 2017 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	Between January 26, 2017 and February 25, 2017, if the proposal is submitted in accordance with Section 2.7 of our By-Laws, in which case we are not required to include the proposal in our proxy materials.

Any such proposal described above must be addressed and delivered to the Corporate Secretary at the address specified above either by U.S. mail or a delivery service, or by facsimile (FAX) transmission to FAX No. 781-522-3332.

SHAREHOLDER PROPOSAL

(Item No. 5 on the proxy card)

Jonathan Kalodimos, 725 NW 29th Street, Corvallis, OR 97330, beneficial owner of 25 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

Resolved: Shareholders of Raytheon Company ask the board of directors to adopt and issue a general payout policy that gives preference to share repurchases (relative to cash dividends) as a method to return capital to shareholders. If a general payout policy currently exists, we ask that it be amended appropriately.

Supporting Statement: Share repurchases as a method to return capital to shareholders have distinct advantages relative to dividends. Share repurchases should be preferred for the following reasons:

1.	Financial flexibility. Four professors from Duke University and Cornell University studied executives’ decisions to pay dividends or make repurchases by surveying hundreds of executives of public companies. They found that “maintaining the dividend level is on par with investment decisions, while repurchases are made out of the residual cash flow after investment spending.”(1) Further, in follow up interviews as part of the study, executives “state[d] that they would pass up some positive net present value (NPV) investment projects before cutting dividends.” The creation of long-term value is of paramount importance; I believe that repurchases have the distinct advantage that they do not create an incentive to forgo long-term value enhancing projects in order to preserve a historic dividend level.

2.	Tax efficiency. Share repurchases have been described in the Wall Street Journal(2) as “akin to dividends, but without the tax bite for shareholders.” The distribution of a dividend may automatically trigger a tax liability for some shareholders. The repurchase of shares does not necessarily trigger that automatic tax liability and therefore gives a shareholder the flexibility to choose when the tax liability is incurred. Shareholders who desire cash flow can choose to sell shares and pay taxes as appropriate. (This proposal does not constitute tax advice.)

3.	Market acceptance. Some may believe that slowing the growth rate or reducing the level of dividends would result in a negative stock market reaction. However, a study published in the Journal of Finance finds that the market response to cutting dividends by companies that were also share repurchasers was not statistically distinguishable from zero.(3) I believe this study provides evidence that there is market acceptance that repurchases are valid substitutes for dividends.

Some may worry that share repurchases could be used to prop up metrics that factor into the compensation of executives. I believe that any such concern should not interfere with the choice of optimal payout mechanism because compensation packages can be designed such that metrics are adjusted to account for share repurchases.

In summary, I strongly believe that adopting a general payout policy that gives preference to share repurchases would enhance long-term value creation. I urge shareholders to vote FOR this proposal.

(1)	http://www.sciencedirect.com/science/article/pii/S0304405X05000528
(2)	http://www.wsj.com/articles/companies-stock-buybacks-help-buoy-the-market-1410823441
(3)	http://www.afajof.org/details/journalArticle/2893861/Dividends-Share-Repurchases-and-the-Substitution-Hypothesis.html

The Board recommends that shareholders vote AGAINST this proposal.

The Board believes that it can best serve the interests of the Company and its shareholders by retaining flexibility over time in the face of changing circumstances over the Company’s capital deployment strategy and actions, including share repurchases and shareholder dividends. The proposal would unreasonably circumscribe the Board’s ability to exercise its best judgment at any given point in time by establishing a payout policy that gives preference to share repurchases (relative to cash dividends) as a method to return capital to shareholders (“payout policy”).

The Company has a capital deployment strategy that balances funding for growing our business, including working capital, capital expenditures, acquisitions and research and development; prudently managing our balance sheet, including debt repayments and pension contributions; and returning cash to our shareholders, including dividend payments and share repurchases. In discharging its oversight responsibilities, the Board periodically reviews capital deployment planning. These reviews are undertaken in the context of the Company’s annual and long term operating plans. Additionally, the Company regularly holds discussions with, and solicits the views of, shareholders on its capital deployment strategy. Within this framework, the Board makes determinations regarding declaration of dividends and stock repurchase authorizations. The proposed policy would potentially skew this process in a manner that could lead to imprudent results that run counter to shareholder interests.

The proponent has failed to provide compelling support for the need for the proposed payout policy at Raytheon, given the Company’s shareholder outreach on capital deployment and significant share repurchase activity. The proposal is not supported by any evidence that Raytheon’s capital deployment strategy or practices are in any way flawed or inappropriate under the circumstances. Instead, the proponent cites broad academic studies not focused on Raytheon. Moreover, the proponent fails to address Raytheon’s robust stock repurchase practices in recent years. From October 2007 to December 2015, the Company repurchased approximately $9.6 billion of its common stock. In November 2015, Raytheon announced the Board’s authorization to repurchase an additional $2.0 billion of the Company’s common stock from time to time in the future at the Company’s discretion depending on market conditions, bringing the total remaining authorization, as of December 31, 2015, to approximately $2.5 billion.

As circumstances evolve over time, both within the Company and in the broader environment, the Board needs the flexibility to exercise its discretion in the critical area of making capital deployment decisions, including the declaration of dividends and stock repurchase authorizations. To hamper the Board’s review process with an arbitrary payout policy, for which no need has been demonstrated, would be a disservice to the Company and its shareholders.

The Board unanimously recommends that shareholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

SHAREHOLDER PROPOSAL

(Item No. 6 on the proxy card)

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, beneficial owner of no fewer than 100 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

Proposal 6 – Shareholder Proxy Access

RESOLVED: Shareholders ask our board of directors to adopt, and present for shareholder approval, a “proxy access” bylaw as follows:

Require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or an unrestricted number of shareholders forming a group (the “Nominator”) that meets the criteria established below.

Allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials should not exceed one quarter of the directors then serving or two, whichever is greater. This bylaw should supplement existing rights under Company bylaws, providing that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock, including recallable loaned stock, continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business, not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board should adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority given to multiple nominations exceeding the one-quarter limit. No additional restrictions that do not apply to other board nominees should be placed on these nominations or re-nominations.

Proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140 billion. This is according to a cost-benefit analysis by the Chartered Financial Analyst Institute, Proxy Access in the United States: Revisiting the Proposed SEC Rule.

Please vote to enhance shareholder value:

Shareholder Proxy Access – Proposal 6

The Board recommends that shareholders vote AGAINST this proposal.

The Board is opposed to this shareholder proposal because it believes that the proxy access by-law that it recently implemented is superior in a number of key respects, as discussed in more detail below. On March 23, 2016, the Board amended Raytheon’s By-Laws, setting forth conditions under which shareholders who have beneficially owned 3% or more of the Company’s outstanding stock (including recallable loaned stock) continuously for at least three years may include nominees in the Company’s proxy materials. This proxy access by-law amendment represents the culmination of the Board’s consideration of proxy access over time and the detailed feedback elicited by the Company through its annual outreach process outside of proxy season from representatives of institutional shareholders owning approximately 40% of the Company’s stock.

While the Company proxy access by-law provisions and the shareholder proposal are both premised on providing proxy access to shareholders owning 3% of the shares for at least three years (“3%/3 years”), the Company’s by-law measure contains certain elements that vary from the shareholder proposal in ways that the Board believe are prudent and reasonable. The Board believes the Company proxy access by-law provisions were designed to provide shareholders with a meaningful proxy access right while achieving the appropriate balance between the interests of the Company and its stakeholders, and to draw broad support from the Company’s shareholders. Most notably, the Company’s by-law provides for a maximum number of 20 shareholders to meet the 3% threshold and a cap on the number of nominees to the greater of 20% (rounded down) or 2 (“20% or 2”); in contrast to the shareholder proposal which permits an unlimited number of shareholders in the nominating group and caps the number of nominees at the greater of 25% or 2.

Other provisions contained in the Company proxy access by-law which vary from, or are not addressed in, the shareholder proposal include: advance notice of proxy access nominees between 150 and 120 days prior to the date of the previous year’s proxy statement; a bar on re-nomination for two years of any individual who has been included in the Company’s proxy statement but failed to garner support of at least 25% of the shares voted; disclosure (but not disqualification) relating to any compensation that an individual stands to receive from a third party for serving as a nominee and/or director; and reduction of the maximum number of proxy access nominees that may be submitted in any year by the number of nominations submitted to the Company in that year under the Company’s standard advance notice by-law provisions.

A detailed description of Raytheon’s proxy access by-law provisions can be found at page 1 of this proxy statement. The purpose of these provisions, taken together, is to establish an orderly process for presenting credible shareholder nominees in the Company’s proxy statement and a structure that minimizes counterproductive disruption of the Company’s governance. With the proxy access by-law, the Board aims to facilitate the ability of shareholders with legitimate concerns to feasibly use the Company’s proxy statement as a vehicle to place a director or directors on the Board, if the majority of shares voted are in support, while avoiding abuse of the process. A key element of the Board’s approach is to promote the gathering and disclosure of pertinent information that shareholders will find useful in casting their votes.

In contrast, this shareholder proposal, in the Board’s view, fails to include safeguards needed to prevent possible abuse of this new process by investors who may not have a meaningful long-term stake in the Company or who are promoting a special interest, and to reduce unreasonable administrative burdens on the Company that could be disruptive to the Board and to management of the Company. For instance:

•	The proposal does not require nominating shareholders to have and retain an unhedged economic interest in the shares used to satisfy the 3%/3 years requirement. As a result, a shareholder could have a net short position in the Company’s stock and still be entitled to make a nomination.

•	The proposal does not require nominating shareholders to state that they are not now seeking to effect a change-in-control of the Company and would permit them to wage a proxy contest for other nominees, in addition to those included in the Company’s proxy statement. Proxy access should not be used as a tool to facilitate gaining control of the Board under circumstances where the interests of shareholders as a whole may not be considered or given priority.

•	The proposal does not cap the number of shareholders that could constitute a group for purposes of the 3%/3 years requirement, which could allow hundreds of shareholders to act together. This would impose a very significant administrative burden on the Company.

Implementation of proxy access further demonstrates Raytheon’s commitment to progressive governance practices. For a number of years, the Company has had annual elections with majority voting for directors, a clearly defined and empowered Lead director role, regularly scheduled executive sessions of our outside directors, no poison pill, a clawback policy, limits on the number of public company boards on which a director may serve, and robust stock ownership requirements applicable to directors and executives. The composition of Raytheon’s Board has been refreshed over time, with the addition of six directors and departure of four directors in the last five years. In addition to proxy access, the Company has also promoted shareholder access by instituting measures that permit shareholders to call special meetings and act by written consent, while also continuing to actively engage with its shareholders outside of proxy season.

Raytheon’s proxy access by-law reflects shareholder input and the careful judgment of the Board regarding the manner of establishing a shareholder proxy access right that is both meaningful and balanced. Shareholder input played a significant role in crafting these provisions. Additionally, the Board’s Governance and Nominating Committee reviewed information on a number of such by-laws adopted in 2015 and crafted a measure for Board consideration which it believes is in alignment with those established by other prominent companies with a similar governance profile. Adoption of proxy access is the latest in a series of proactive measures implemented by the Board over time, underscoring Raytheon’s strong corporate governance posture.

The Board unanimously recommends that shareholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Raytheon Company of proxies to be voted at our 2016 Annual Meeting of Shareholders and at any meeting following adjournment thereof.

You are cordially invited to attend Raytheon’s Annual Meeting on Thursday, May 26, 2016, beginning at 11:00 a.m. Eastern Time. Shareholders will be admitted beginning at 10:30 a.m. The meeting will be held at Westfields Marriott Washington Dulles, 14750 Conference Center Drive, Chantilly, Virginia 20151.

We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about April 27, 2016 to holders of shares of our common stock as of Tuesday, April 5, 2016, the record date for the meeting.

If you are a shareholder of record as of the record date for the meeting, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please detach the admission ticket from the proxy card and bring it with you to the meeting. For security purposes, to enter the meeting, you will be asked to present a valid picture identification, such as a driver’s license or passport, with your admission ticket.

If your shares are held through a broker, bank, trust or other holder of record and you plan to attend the meeting in person, we will admit you only if we are able to verify that you are a Raytheon shareholder as of the record date. You should bring a letter or account statement demonstrating that you are the beneficial owner of our common stock on the record date, along with a valid picture identification to be admitted to the meeting. To vote your shares at the meeting, please see below.

Proxies and Voting Procedures

Your vote is important. Because many shareholders cannot attend the meeting in person, it is necessary that a large number of shareholders be represented by proxy. Most shareholders have a choice of voting over the Internet, by using a toll-free telephone number, or by completing a proxy card or voting instruction form and mailing it in the envelope provided. Please check your proxy card or the information forwarded by your broker, bank, trust or other holder of record to see which options are available to you. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m. Eastern Time on Wednesday, May 25, 2016. The Internet and telephone voting procedures have been designed to authenticate shareholders, to allow you to vote your shares and to confirm that your instructions have been properly recorded. If your shares are held through a broker, bank, trust or other holder of record and Internet or telephone facilities are made available to you, these facilities may close sooner than facilities for shareholders of record.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save the Company the expense of a second mailing and help avoid unnecessary resource expenditure.

The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a broker, bank, trust or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you sign and return your proxy but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board of Directors recommends.

Shareholders Entitled to Vote

Shareholders of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. On April 5, 2016, there were 296,991,278 shares of our common stock outstanding.

If you are a participant in our Dividend Reinvestment Plan, shares acquired under the plan may be voted in the same manner as the shares that generated the dividends for reinvestment. Thus, these shares may be voted by following the same procedures as those described above.

If you are a participant in the Raytheon Savings and Investment Plan, your vote will serve as the voting instruction to the trustee of the plan for all shares you own through the plan. If you own shares through this plan and do not provide voting instructions to the trustee, the trustee will vote those shares at the meeting in the same proportion as shares for which instructions were received under the plan.

Quorum and Required Vote

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote for the election of directors is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., in “street name”) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We believe that nominees only have discretionary voting power with respect to the ballot item on ratification of auditors described in this proxy statement.

Required Vote – Election of Directors

In uncontested elections of directors (as is the case for this Annual Meeting), each nominee must receive a majority of votes cast to be elected. That means that the number of votes cast “for” that nominee must exceed the votes cast “against” that nominee. An abstention does not count as a vote cast. Our Governance Principles require any incumbent nominee who fails to receive such a majority to tender his or her resignation to our Governance and Nominating Committee. For more information, see “Corporate Governance – Majority Voting for Directors” on page 2. A nominee holding shares in street name does not have discretionary voting power with respect to the election of directors and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the election of directors.

Required Vote – Advisory Vote to Approve Named Executive Officer Compensation

The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required for approval with respect to the advisory vote to approve named executive officer compensation. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against the advisory vote to approve named executive officer compensation. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the advisory vote to approve named executive officer compensation.

Required Vote – Ratification of Auditors

The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required to ratify the selection of our independent auditors. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against ratification of the independent auditors. Because the NYSE considers the ratification of the independent auditors to be routine, a nominee holding shares in street name may vote on this proposal in the absence of instructions from the beneficial owner.

Required Vote – Amendment to the Company’s By-Laws to designate the Delaware Court of Chancery as the Exclusive Forum for Certain Legal Actions

The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required to approve an amendment to our By-Laws, as amended, to designate the Delaware Court of Chancery as the exclusive forum for certain legal actions. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against the proposal. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the proposal.

Required Vote – Shareholder Proposals

The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required to approve a shareholder proposal. An abstention is treated as present and entitled to vote on a shareholder proposal and therefore has the effect of a vote against the proposal. A nominee holding shares in street name does not have discretionary voting power with respect to a shareholder proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the shareholder proposals.

Other Matters

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the meeting.

In accordance with our Restated Certificate of Incorporation, as amended, each share of our common stock is entitled to one vote.

Tabulation of Votes

All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as:

•	required by law;

•	necessary in connection with a judicial or regulatory action or proceeding;

•	necessary in connection with a contested proxy solicitation; or

•	requested or otherwise disclosed by you.

If a comment written on a proxy card is provided to our Corporate Secretary, it will be done so without disclosing your vote unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Shareholders

A copy of our 2015 Annual Report is enclosed. If you received more than one copy of the annual report and wish to reduce the number of reports you receive to save us the cost of producing and mailing the annual report, we will discontinue the mailing of reports on the accounts you select if you follow the instructions regarding electronic access when you vote over the Internet.

At least one account must continue to receive annual reports and proxy statements, unless you elect to view future annual reports and proxy statements over the Internet. Mailing of dividends, dividend reinvestment statements and special notices will not be affected by your election to discontinue duplicate mailings of the annual report and proxy statement.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we are permitted to deliver a single copy of our proxy statement and annual report to shareholders sharing the same address. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information received at your household.

For certain holders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any shareholder at that address. If you wish to receive an additional copy of our annual report or proxy statement this year, you may obtain one by calling the Raytheon Investor Relations Information Line toll free at 1-877-786-7070 (Option 1) or by writing to the Corporate Secretary at Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. You also may request copies of our annual disclosure documents on our website at www.raytheon.com under the heading “Investor Relations/Request Information.” If you are a street name holder and wish to revoke your consent to householding and receive additional copies of our proxy statement and annual report in future years, you may call Broadridge Investor Communications Services toll-free at 1-866-540-7095 or write to Broadridge Investor Communications Services, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are a shareholder of record and wish to revoke your consent to householding and receive additional copies of our proxy statement and annual report in future years, you may call Raytheon Shareholder Services toll-free at 1-800-360-4519 or write to Raytheon Shareholder Services, c/o American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Thursday, May 26, 2016

This proxy statement and our 2015 Annual Report are also available on our website at www.raytheon.com/proxy.

Electronic Delivery of Future Proxy Materials and Annual Reports

Most shareholders can elect to view future proxy statements and annual reports, as well as vote their shares of our common stock, over the Internet instead of receiving paper copies in the mail. This will save the Company the cost of producing and mailing these documents and help avoid unnecessary resource expenditure.

If you are a shareholder of record, you may choose this option by following the instructions provided when you vote over the Internet. You may also elect to receive annual disclosure documents electronically by following the instructions published on our website at www.raytheon.com/proxy. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access our annual report and proxy statement. Your choice will remain in effect until you cancel your election at www.raytheon.com/proxy. You do not have to elect Internet access each year.

If you hold our common stock through a broker, bank, trust or other holder of record, please refer to the information provided by your broker, bank, trust or other holder of record regarding the availability of electronic delivery. If you hold our common stock through a broker, bank, trust or other holder of record and you have elected electronic access, you will receive information from your broker, bank, trust or other holder of record containing the Internet address for use in accessing our proxy statement and annual report.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Raytheon by directors, officers or employees of Raytheon in person or by telephone, facsimile or other electronic means. We have retained D.F. King & Co., Inc. (DF King) to assist in the distribution and solicitation of proxies. Based on our agreement with DF King, we anticipate paying it fees ranging from approximately $30,000 up to approximately $100,000, plus-out-of-pocket expenses, for these services, depending upon the extent of proxy solicitation efforts undertaken.

As required by the SEC and the NYSE, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Shareholder Account Maintenance

Our transfer agent is American Stock Transfer & Trust Company (AST). All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer Raytheon stock and similar issues, can be handled by calling Raytheon Shareholder Services toll-free at 1-800-360-4519 or by accessing AST’s website at www.amstock.com.

For other Raytheon information, you can visit our website at www.raytheon.com. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement.

OTHER MATTERS

Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or complete, sign and return the proxy card or voting instruction form sent to you in the envelope provided. No postage is required for mailing in the United States.

Our 2015 Annual Report, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

By Order of the Board of Directors,

Frank R. Jimenez
Secretary

Waltham, Massachusetts

April 27, 2016

APPENDIX A

New Article IX of the By-Laws of Raytheon Company:

ARTICLE IX

Miscellaneous Provisions

Section 1. Forum for Adjudication of Certain Disputes.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or these By-Laws (as either may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine, provided, however, that, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 1 of Article IX of these By-Laws.

A-1

RAYTHEON COMPANY C/O AMERICAN STOCK TRANSFER 6201 15TH AVENUE BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 25, 2016 for shares held directly and up until 11:59 P.M. Eastern Time on May 23, 2016 for shares held in the Raytheon Savings and Investment Plan. Have your proxy card in hand when you access the web site listed above and follow the instructions to complete an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Raytheon in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail and the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 25, 2016 for shares held directly and up until 11:59 P.M. Eastern Time on May 23, 2016 for shares held in the Raytheon Savings and Investment Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Raytheon, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E08697-P75433-Z67361 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RAYTHEON COMPANY
The Board of Directors recommends a vote FOR the listed nominees under Item 1.
Item 1 - Election of Directors
	For	Against	Abstain
Nominees:

1a. Tracy A. Atkinson 1b. Robert E. Beauchamp 1c. James E. Cartwright 1d. Vernon E. Clark 1e. Stephen J. Hadley	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐

COMPANY PROPOSALS: The Board of Directors recommends a vote FOR Items 2, 3 and 4.

Item 2 -    Advisory vote to approve named executive  officer compensation

Item 3 -    Ratification of Independent Auditors

Item 4 -    Approval of amendment to By-Laws to  designate Delaware as the exclusive forum  for certain legal actions

					For ☐ ☐ ☐	Against ☐ ☐ ☐	Abstain ☐ ☐ ☐
1f. Thomas A. Kennedy 1g. Letitia A. Long 1h. George R. Oliver 1i. Michael C. Ruettgers 1j. William R. Spivey	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐

SHAREHOLDER PROPOSALS: The Board of Directors recommends a vote AGAINST Items 5 and 6.

Item 5 -    Shareholder proposal regarding share  repurchase preference policy

Item 6 -    Shareholder proposal regarding a proxy  access by-law

					☐ ☐	☐ ☐	☐ ☐
				For an address change, please check this box and provide the new address on the back where indicated.			☐

				Please indicate if you plan to attend this meeting.	☐	☐
					Yes	No

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the shareholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating his/her title.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

ADMISSION TICKET

Annual Meeting of Shareholders

Thursday, May 26, 2016, 11:00 a.m. Eastern Time

Westfields Marriott Washington Dulles

14750 Conference Center Drive

Chantilly, VA 20151

From Washington DC:

1.       Interstate 66 West to Virginia Exit 53B, Route 28 North – Dulles Airport

2.       North on Route 28, two miles to Westfields Boulevard

3.       Take ramp for Westfields Boulevard West, move to the right lane before the intersection at Stonecroft Boulevard

4.       Turn RIGHT at Stonecroft Boulevard to next intersection, Conference Center Drive

5.       Turn LEFT onto Conference Center Drive

6.       Entrance to the Westfields Marriott is on the left

From the Dulles Airport Toll Road:

1.       Dulles Toll Road Local Lanes ($1.25 toll) to exit 9A ($.75 toll to exit) to Route 28 South/Sully Road-Centreville

2.       Follow Route 28 South/Sully Road for seven miles to Westfields Boulevard

3.       Take ramp for Westfields Boulevard West, move to the right lane before the intersection at Stonecroft Boulevard

4.       Turn RIGHT at Stonecroft Boulevard to next intersection, Conference Center Drive

5.       Turn LEFT on Conference Center Drive

6.       Entrance to Westfields Marriott is on the left

From Ronald Reagan Airport:

1.       Exit airport via I-395 S toward Richmond and follow signs to I-66 West (exit 8B)

2.       Take exit 53B for Route 28 N

3.       Take ramp for Westfields Boulevard West, move to the right lane before the intersection at Stonecroft Boulevard

4.       Turn RIGHT at Stonecroft Boulevard to next intersection, Conference Center Drive

5.       Turn LEFT on Conference Center Drive

6.       Entrance to Westfields Marriott is on the left

(Note: Valet parking is available for a fee at the hotel.)

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.raytheon.com/proxy.

E08698-P75433-Z67361

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, MAY 26, 2016

The undersigned hereby appoints Thomas A. Kennedy, Anthony F. O’Brien, and Frank R. Jimenez, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot (with discretionary authority as to any and all other business that may properly come before the meeting), all of the shares of Common Stock of Raytheon Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 a.m. Eastern Time on Thursday, May 26, 2016, at Westfields Marriott Washington Dulles, 14750 Conference Center Drive, Chantilly, VA 20151, and at any adjournment, continuation or postponement thereof.

If the undersigned is a participant in the Raytheon Savings and Investment Plan and has stock allocated to a plan account, the undersigned hereby instructs the trustee of the plan to vote all such shares of stock in accordance with the instructions on the reverse side of this ballot (or if no instructions are provided, then in accordance with the Board recommendations) at the Annual Meeting and at any adjournment, continuation or postponement thereof. If a ballot is not received by the trustee, the trustee will vote all such shares of stock at the Annual Meeting and any adjournment, continuation or postponement thereof in the same proportion as shares for which voting instructions were received under the plan.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE

AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Change:

(If you noted an Address Change above, please mark the corresponding box on the reverse side.)